Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
     You should read the following Selected Financial Data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Form 10-K.

	As of and for the Years Ended December 31,
	2005	2004	2003	2002	2001
(In millions, except per share data)
Revenue	$18,972.2	$18,684.2	$17,892.2	$17,814.2	$18,101.2
Income from continuing operations before income taxes	$627.1	$607.3	$607.6	$607.9	$374.1
Net income	$496.5	$433.6	$479.2	$381.6	$232.3
Basic earnings (loss) per share:
Continuing operations	$1.52	$1.49	$1.85	$1.19	$.69
Discontinued operations	$.37	$.14	$(.08)	$.02	$.01
Cumulative effect of accounting change	—	$—	$(.05)	—	—
Net income	$1.89	$1.63	$1.71	$1.20	$.70

Diluted earnings (loss) per share:
Continuing operations	$1.49	$1.46	$1.80	$1.17	$.68
Discontinued operations	$.37	$.14	$(.08)	$.02	$.01
Cumulative effect of accounting change	—	—	$(.05)	—	—
Net income	$1.85	$1.59	$1.67	$1.19	$.69
Diluted weighted average common shares outstanding	268.0	272.5	287.0	321.5	335.2
Total assets	$8,824.5	$8,698.9	$8,823.1	$8,502.7	$8,065.4
Long-term debt, net of current maturities	$484.4	$797.7	$808.5	$642.7	$647.3
Shareholders’ equity	$4,669.5	$4,263.1	$3,949.7	$3,910.2	$3,827.9
     See Notes 10, 12, 13, 14, and 16 of Notes to Consolidated Financial Statements for discussion of shareholders’ equity, income taxes, earnings per share, discontinued operations, and acquisitions, respectively, and their effect on comparability of year-to-year data. See “Item 5. Market for the Registrant’s Common Equity and Related Stockholder Matters” for a discussion of our dividend policy.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion in conjunction with Part I, including matters set forth in the “Risk Factors” section of this Form 10-K, and our Consolidated Financial Statements and notes thereto included elsewhere in this Form 10-K.
     Certain reclassifications of amounts previously reported have been made to the accompanying Consolidated Financial Statements in order to maintain consistency and comparability between periods presented.
     We have restated certain amounts in the 2004 and 2003 Consolidated Statements of Cash Flows from operating activities to financing activities to comply with Statement of Financial Accounting Standards (“SFAS”) 95, “Statement of Cash Flows” as a result of recent comments to us from the Securities and Exchange Commission. For the years ended December 31, 2004 and 2003, $(144.1) million (consisting of $(142.6) million in continuing operations and $(1.5) million in discontinued operations) and $(121.2) million (consisting of $(117.5) million in continuing operations and $(3.7) million in discontinued operations), respectively, which were previously reported as operating activities are reported as a component of financing activities to reflect the net cash flow uses for floorplan facilities with lenders other than the automotive manufacturers’ captive finance subsidiaries for that franchise (“non-trade lenders”). This change had the effect of increasing net cash from operating activities with the related offset in net cash from financing activities.
Overview
     AutoNation, Inc., through its subsidiaries, is the largest automotive retailer in the United States. As of December 31, 2005, we owned and operated 346 new vehicle franchises from 269 dealerships located in major metropolitan markets in 17 states, predominantly in the Sunbelt region of the United States. Our stores, which we believe include some of the most recognizable and well known in our key markets, sell 37 different brands of new vehicles. The core brands of vehicles that we sell, representing more than 90% of the new vehicles that we sold in 2005, are manufactured by Ford, General Motors, Daimler Chrysler, Toyota, Nissan, Honda and BMW.
     We operate in a single industry segment, automotive retailing. We offer a diversified range of automotive products and services, including new vehicles, used vehicles, vehicle maintenance and repair services, vehicle parts, extended service contracts, vehicle protection products and other aftermarket products. We also arrange financing for vehicle purchases through third-party finance sources. We believe that the significant scale of our operations and the quality of our managerial talent allow us to achieve efficiencies in our key markets by, among other things, reducing operating expenses, leveraging our market brands and advertising, improving asset management and sharing and implementing common processes across all of our stores.
     Historically, new vehicle sales have accounted for approximately 60% of our total revenue, but less than 30% of our total gross margin. Our parts and service and finance and insurance operations, while comprising less than 20% of total revenue, contribute approximately 60% of our gross margin. We believe that many factors affect industry-wide sales of new and used vehicles and finance and insurance products, and retailers’ gross profit margins, including consumer confidence in the economy, the level of manufacturers’ excess production capacity, manufacturer incentives (and consumers’ reaction to such offers), intense industry competition, interest rates, the prospects of war, other international conflicts or terrorist attacks, severe weather conditions, the level of personal discretionary spending, product quality, affordability and innovation, fuel prices, credit availability, unemployment rates, the number of consumers whose vehicle leases are expiring and the length of consumer loans on existing vehicles. Our parts and service business is also impacted by these factors.
     In 2005, we had year-over-year overall same store gross profit growth driven by increases in used vehicles and parts and services. This was despite a challenging fourth quarter of 2005 which was impacted by the effects of Hurricane Wilma on our Florida stores and soft industry sales. Our performance is attributable to our emphasis on store processes, associate training and expense control.
     In 2006, we anticipate that industry-wide new vehicle sales will remain stable (nearly 17 million units) in the United States and continue to be highly competitive. However, the level of retail sales for 2006 is very difficult to predict.
     For the years ended December 31, 2005 and 2004, we had net income from continuing operations of $398.2 million and $396.8 million, respectively, and diluted earnings per share from continuing operations of $1.49 and $1.46, respectively. During 2005 and 2004, we recorded net income tax benefits in continuing operations totaling $14.5 million and $25.8 million, respectively, primarily related to resolution of various income tax matters. The results for 2005 include $10.6 million after-tax ($17.4 million pre-tax) of premium and deferred costs recognized as Other Interest Expense related to the repurchase of $123.1 million (face value) of our 9% senior unsecured notes. Additionally, the results for 2005 were impacted by higher floorplan interest expense primarily resulting from higher short-term LIBOR interest rates partially offset by lower average new vehicle inventory balances. The net inventory carrying benefit (floorplan interest expense net of floorplan assistance recognized from manufacturers) for 2005 was $4.4 million, a decrease of $30.3 million compared to 2004. We expect net floorplan costs to continue to increase in 2006 as we experience increased interest rates.
     During 2005 and 2004, we had income from discontinued operations totaling $98.3 million and $36.8 million, respectively, net of income taxes. In 2005 and 2004, we recognized gains totaling $110.0 million and $52.2 million, respectively, included in discontinued operations related to the settlement of various income tax matters related to items previously reported in discontinued operations. In 2005 and 2004, we also recognized losses totaling $11.7 million and $15.4 million, respectively, net of income taxes, related to stores that were sold or for which we had entered into a definitive sale agreement. Certain amounts reflected in the accompanying Consolidated Financial Statements for the years ended December 31, 2005, 2004, and 2003, have been adjusted to classify the results of the stores described above as discontinued operations.
     During 2005, we acquired 11.8 million shares of our common stock for an aggregate purchase price of $237.1 million leaving approximately $71.3 million available for share repurchases under the repurchase program authorized by our Board of Directors. The indenture for our senior notes contains restrictions on our ability to make share repurchases. See further discussion under the heading “Financial Condition.” During 2005, 9.8 million shares of our common stock were issued upon the exercise of stock options resulting in proceeds of $112.8 million.
Critical Accounting Policies
     We prepare our Consolidated Financial Statements in conformity with generally accepted accounting principles which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual outcomes could differ from those estimates. Set forth below are the policies that we have identified as critical to our business operations and the understanding of our results of operations or that involve significant estimates. For detailed discussion of other significant accounting policies see Note 2, Summary of Significant Accounting Policies, of Notes to Consolidated Financial Statements.
     Intangible and Long-Lived Assets — Intangible and long-lived assets are a significant component of our consolidated balance sheets. Our policies regarding the valuation of intangible assets affect the amount of future amortization and possible impairment charges we may incur. Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired, using the purchase method of accounting.
     Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of our intent to do so. Our principal identifiable intangible assets are rights under franchise agreements with vehicle manufacturers. We generally expect our franchise agreements to survive for the foreseeable future, and, when the agreements do not have indefinite terms, anticipate routine renewals of the agreements without substantial cost. We believe that our franchise agreements will contribute to cash flows for the foreseeable future and have indefinite lives.
     Goodwill and intangibles with indefinite lives are tested for impairment annually at June 30 or more frequently when events or circumstances indicate that impairment may have occurred. We are subject to financial statement risk to the extent that intangible assets become impaired due to decreases in the fair market value of the related underlying business.
     We estimate the depreciable lives of our property, plant and equipment, including leasehold improvements, and review them for impairment when events or circumstances indicate that their carrying amounts may be impaired. We periodically evaluate the carrying value of assets held for sale to determine if, based on market conditions, the values of these assets should be adjusted. Although we believe our property, plant and equipment and assets held for sale are appropriately valued, the assumptions and estimates used may change and we may be required to record impairment charges to reduce the value of these assets.
     Revenue Recognition — Revenue consists of the sales of new and used vehicles and commissions from related finance and insurance products and sales of parts and services. We recognize revenue in the period in which products are sold or services are provided. We recognize vehicle and finance and insurance revenue when a sales contract has been executed, the vehicle has been delivered and payment has been received or financing has been arranged. Revenue on finance and insurance products represents commissions earned by us for: (i) loans and leases placed with financial institutions in connection with customer vehicle purchases financed and (ii) vehicle protection products sold. An estimated liability for chargebacks against revenue recognized from sales of finance and vehicle protection products is established during the period in which the related revenue is recognized. We may also participate in future underwriting profit, pursuant to retrospective commission arrangements, that would be recognized over the life of the policies. Rebates, holdbacks, floorplan assistance and certain other dealer credits received from manufacturers are recorded as offsets to the cost of the vehicle and recognized into income upon the sale of the vehicle or when earned under a specific manufacturer program, whichever is later.
     Other — Additionally, significant estimates have been made by us in the accompanying Consolidated Financial Statements including allowances for doubtful accounts, and for accruals related to self-insurance programs, certain legal proceedings and estimated tax liabilities.

Reported Operating Data

			Years Ended December 31,
			2005 vs. 2004			2004 vs. 2003
			Variance			Variance
			Favorable/			Favorable/
($ in millions, except per vehicle data)	2005	2004	(Unfavorable)	% Variance	2003	(Unfavorable)	% Variance
Revenue:
New vehicle	$11,363.3	$11,435.2	$(71.9)	(.6)	$10,979.1	$456.1	4.2
Used vehicle	4,372.3	4,162.5	209.8	5.0	4,021.0	141.5	3.5
Parts and service	2,548.9	2,406.8	142.1	5.9	2,293.7	113.1	4.9
Finance and insurance, net	606.6	597.4	9.2	1.5	566.6	30.8	5.4
Other	81.1	82.3	(1.2)		31.8	50.5

Total revenue	$18,972.2	$18,684.2	$288.0	1.5	$17,892.2	$792.0	4.4

Gross profit:
New vehicle	$825.5	$821.1	$4.4	.5	$808.6	$12.5	1.5
Used vehicle	423.4	389.1	34.3	8.8	380.9	8.2	2.2
Parts and service	1,117.8	1,054.3	63.5	6.0	1,001.9	52.4	5.2
Finance and insurance	606.6	597.4	9.2	1.5	566.6	30.8	5.4
Other	47.9	46.9	1.0		30.8	16.1

Total gross profit	3,021.2	2,908.8	112.4	3.9	2,788.8	120.0	4.3

Selling, general & administrative expenses	2,133.5	2,062.7	(70.8)	(3.4)	1,996.2	(66.5)	(3.3)
Depreciation and amortization	79.1	79.8	0.7		66.1	(13.7)
Other losses, net	0.5	4.0	3.5		2.9	(1.1)

Operating income	808.1	762.3	45.8	6.0	723.6	38.7	5.3

Floorplan interest expense	(107.7)	(76.5)	(31.2)		(64.5)	(12.0)
Other interest expense	(63.3)	(76.3)	13.0		(71.8)	(4.5)
Other interest expense — senior note repurchases	(17.4)	(.6)	(16.8)		—	(.6)
Interest income	7.5	3.5	4.0		3.3	.2
Other income (expense), net	(.1)	(5.1)	5.0		17.0	(22.1)

Income from continuing operations before income taxes	$627.1	$607.3	$19.8	3.3	$607.6	$(0.3)	—

Retail vehicle unit sales:
New vehicle	385,450	393,867	(8,417)	(2.1)	387,548	6,319	1.6
Used vehicle	231,599	229,814	1,785	.8	227,115	2,699	1.2

	617,049	623,681	(6,632)	(1.1)	614,663	9,018	1.5

Revenue per vehicle retailed:
New vehicle	$29,481	$29,033	$448	1.5	$28,330	$703	2.5
Used vehicle	$15,254	$14,744	$510	3.5	$14,446	$298	2.1

Gross profit per vehicle retailed:
New vehicle	$2,142	$2,085	$57	2.7	$2,086	$(1)	—
Used vehicle	$1,817	$1,685	$132	7.8	$1,661	$24	1.4
Finance and insurance	$983	$958	$25	2.6	$922	$36	3.9

	Years Ended December 31,
	% 2005	% 2004	% 2003
Revenue mix percentages:
New vehicle	59.9	61.2	61.4
Used vehicle	23.0	22.3	22.5
Parts and service	13.4	12.9	12.8
Finance and insurance, net	3.2	3.2	3.2
Other	.5	.4	.1

Total	100.0	100.0	100.0

Gross profit mix percentages:
New vehicle	27.3	28.2	29.0
Used vehicle	14.0	13.4	13.7
Parts and service	37.0	36.2	35.9
Finance and insurance	20.1	20.5	20.3
Other	1.6	1.7	1.1

Total	100.0	100.0	100.0

Operating items as a percentage of revenue:
Gross profit:
New vehicle	7.3	7.2	7.4
Used vehicle-retail	11.9	11.4	11.5
Parts and service	43.9	43.8	43.7
Total gross profit	15.9	15.6	15.6
Selling, general and administrative expenses	11.2	11.0	11.2
Operating income	4.3	4.1	4.0

Other operating items as a percentage of total gross profit:
Selling, general and administrative expenses	70.6	70.9	71.6
Operating income	26.7	26.2	25.9

	December 31,
	2005	2004
Days supply:
New vehicle (industry standard of selling days, including fleet)	55 days	52 days
Used vehicle (trailing 30 days)	42 days	37 days
     The following table details the net floorplan benefit consisting of floorplan assistance, a component of new vehicle gross profit, and floorplan interest expense.

	Years Ended December 31,
			Variance		Variance
	2005	2004	2005 vs. 2004	2003	2004 vs. 2003
($ in millions)
Floorplan assistance	$112.1	$111.2	$.9	$107.9	$3.3
Floorplan interest expense	(107.7)	(76.5)	(31.2)	(64.5)	(12.0)

Net inventory carrying benefit	$4.4	$34.7	$(30.3)	$43.4	$(8.7)

Same Store Operating Data
     We have presented below our operating results on a same store basis to reflect our internal performance. Same store operating results include the results of stores for identical months in both years included in the comparison, starting with the first month of our ownership or operation.

	Years Ended December 31,
			Variance
			Favorable/
($ in millions, except per vehicle data)	2005	2004	(Unfavorable)	% Variance
Revenue:
New vehicle	$11,248.2	$11,431.2	$(183.0)	(1.6)
Used vehicle	4,317.5	4,149.4	168.1	4.1
Parts and service	2,526.3	2,405.6	120.7	5.0
Finance and insurance, net	602.9	597.4	5.5	.9
Other	27.6	28.1	(.5)	(1.8)

Total revenue	$18,722.5	$18,611.7	$110.8	.6

Gross profit:
New vehicle	$816.2	$821.0	$(4.8)	(.6)
Used vehicle	418.0	386.0	32.0	8.3
Parts and service	1,106.7	1,053.8	52.9	5.0
Finance and insurance	602.9	597.4	5.5	.9
Other	27.2	26.3	0.9	3.4

Total gross profit	$2,971.0	$2,884.5	$86.5	3.0

Retail vehicle unit sales:
New vehicle	382,500	393,701	(11,201)	(2.8)
Used vehicle	230,173	229,702	471	.2

Total	612,673	623,403	(10,730)	(1.7)

Revenue per vehicle retailed:
New vehicle	$29,407	$29,035	$372	1.3
Used vehicle	$15,211	$14,746	$465	3.2

Gross profit per vehicle retailed:
New vehicle	$2,134	$2,085	$49	2.4
Used vehicle	$1,816	$1,684	$132	7.8
Finance and insurance	$984	$958	$26	2.7

	Years Ended December 31,
	% 2005	% 2004
Revenue mix percentages:
New vehicle	60.1	61.4
Used vehicle	23.1	22.3
Parts and service	13.5	12.9
Finance and insurance, net	3.2	3.2
Other	.1	.2

Total	100.0	100.0

Gross profit mix percentages:
New vehicle	27.5	28.5
Used vehicle	14.1	13.4
Parts and service	37.3	36.5
Finance and insurance	20.3	20.7
Other	.8	.9

Total	100.0	100.0

Operating items as a percentage of revenue:
Gross profit:
New vehicle	7.3	7.2
Used vehicle-retail	11.9	11.4
Parts and service	43.8	43.8
Total gross profit	15.9	15.5

New Vehicle

	Years Ended December 31,
			2005 vs. 2004			2004 vs. 2003
			Variance			Variance
			Favorable/			Favorable/
($ in millions, except per vehicle data)	2005	2004	(Unfavorable)	% Variance	2003	(Unfavorable)	% Variance
Reported:
Revenue	$11,363.3	$11,435.2	$(71.9)	(.6)	$10,979.1	$456.1	4.2
Gross profit	$825.5	$821.1	$4.4	.5	$808.6	$12.5	1.5
Retail vehicle unit sales	385,450	393,867	(8,417)	(2.1)	387,548	6,319	1.6
Revenue per vehicle retailed	$29,481	$29,033	$448	1.5	$28,330	$703	2.5
Gross profit per vehicle retailed	$2,142	$2,085	$57	2.7	$2,086	(1)	—
Gross profit as a percentage of revenue.	7.3%	7.2%			7.4%
Days supply (industry standard of selling days, including fleet)	55 days	52 days

Same Store:
Revenue	$11,248.2	$11,431.2	$(183.0)	(1.6)
Gross profit	$816.2	$821.0	$(4.8)	(.6)
Retail vehicle unit sales	382,500	393,701	(11,201)	(2.8)
Revenue per vehicle retailed	$29,407	$29,035	$372	1.3
Gross profit per vehicle retailed	$2,134	$2,085	$49	2.4
Gross profit as a percentage of revenue.	7.3%	7.2%
     The following table details the net floorplan benefit consisting of floorplan assistance, a component of new vehicle gross profit, and floorplan interest expense.

	Years Ended December 31,
			Variance		Variance
	2005	2004	2005 vs. 2004	2003	2004 vs. 2003
($ in millions)
Floorplan assistance	$112.1	$111.2	$.9	$107.9	$3.3
Floorplan interest expense	(107.7)	(76.5)	(31.2)	(64.5)	(12.0)

Net inventory carrying benefit	$4.4	$34.7	$(30.3)	$43.4	$(8.7)

     Reported new vehicle performance for 2005 benefited from the impact of acquisitions and divestitures when compared to same store performance.
     Same store new vehicle revenue for 2005 decreased compared to 2004 primarily as a result of a same store unit volume decrease partially offset by an increase in revenue per unit. In June 2005, General Motors announced an “employee pricing for everyone” program, which was followed in July 2005 with similar programs by Ford and Chrysler. Although these programs helped drive unit volume during 2005, a challenging United States auto retail environment and the effects of Hurricane Wilma on our Florida stores negatively impacted same store new vehicle unit volume during the fourth quarter of 2005. Despite higher gas prices, rising interest rates, and a shift in consumer preferences from trucks to crossover vehicles and cars, we expanded revenue per vehicle retailed and gross profit per vehicle retailed through our focus on pricing and profitability and management of our new vehicle inventory levels and a shift in mix from domestics to imports and luxury.

     New vehicle revenue for 2004 increased compared to 2003 driven by increases in revenue per unit and unit volume. The increase in average revenue per unit retailed was attributable to increased dealer incentives and a shift in mix to more expensive trucks and luxury vehicles. The increase in unit volume was attributable to the impact of acquisitions in 2004, partially offset by a decrease in same store unit volume consistent with industry trends for our brand and market mix in part due to the four major hurricanes that caused store closings and substantial disruption of our business throughout Florida and the Southeast during the third quarter of 2004. During the fourth quarter of 2004, we saw improvements in these markets driven by post-hurricane demand and a stronger local economy. Gross profit and gross profit as a percentage of revenue decreased during 2004 due to intense competition at the retail level and high average inventory levels during the year.
     At December 31, 2005, our new vehicle inventories were at $2.2 billion or 55 days supply compared to new vehicle inventories of $2.1 billion or 52 days supply at December 31, 2004. In 2006, we anticipate that new vehicle sales in the United States will remain stable (nearly 17 million units) and continue to be highly competitive. However, the level of retail sales for 2006 is very difficult to predict.
     The net inventory carrying benefit (floorplan interest expense net of floorplan assistance from manufacturers) decreased in 2005 compared to 2004, primarily as a result of increased floorplan interest expense due to higher short-term LIBOR interest rates partially offset by lower average new vehicle inventory balances. We expect net floorplan costs to continue to increase in 2006 as we experience increased interest rates.

Used Vehicle

	Years Ended December 31,
			2005 vs. 2004			2004 vs. 2003
			Variance			Variance
			Favorable/			Favorable/
($ in millions, except per vehicle data)	2005	2004	(Unfavorable)	% Variance	2003	(Unfavorable)	% Variance
Reported:
Retail revenue	$3,532.7	$3,388.3	$144.4	4.3	$3,280.8	$107.5	3.3
Wholesale revenue	839.6	774.2	65.4	8.4	740.2	34.0	4.6

Total revenue	$4,372.3	$4,162.5	$209.8	5.0	$4,021.0	$141.5	3.5

Retail gross profit	$420.8	$387.3	$33.5	8.6	$377.3	$10.0	2.7
Wholesale gross profit	2.6	1.8	.8		3.6	(1.8)

Total gross profit	$423.4	$389.1	$34.3	8.8	$380.9	$8.2	2.2

Retail vehicle unit sales	231,599	229,814	1,785	.8	227,115	2,699	1.2
Revenue per vehicle retailed	$15,254	$14,744	$510	3.5	$14,446	$298	2.1
Gross profit per vehicle retailed	$1,817	$1,685	$132	7.8	$1,661	$24	1.4
Gross profit as a percentage of retail revenue	11.9%	11.4%			11.5%
Days supply (trailing 30 days)	42 days	37 days

Same Store:
Retail revenue	$3,501.2	$3,387.1	$114.1	3.4
Wholesale revenue	816.3	762.3	54.0	7.1

Total revenue	$4,317.5	$4,149.4	$168.1	4.1

Retail gross profit	$417.9	$386.9	$31.0	8.0
Wholesale gross profit	.1	(.9)	1.0

Total gross profit	$418.0	$386.0	$32.0	8.3

Retail vehicle unit sales	230,173	229,702	471	.2
Revenue per vehicle retailed	$15,211	$14,746	$465	3.2
Gross profit per vehicle retailed	$1,816	$1,684	$132	7.8
Gross profit as a percentage of retail revenue	11.9%	11.4%
     Reported used vehicle performance benefited from the impact of acquisitions and divestitures when compared to same store performance.
     Same store used vehicle revenue for 2005 increased compared to 2004 due to an increase in same store average revenue per vehicle retailed partially offset by a slight decrease in same store unit volume. The increase in same store average revenue per unit is the result of strengthened used vehicle market prices and the availability of quality used vehicles from trade-ins. Consistent with the new vehicle unit volume decline, used vehicle unit volume was impacted by lower same store sales unit volumes resulting from a challenging United States’ auto retail environment and the effects of Hurricane Wilma on our Florida stores during the fourth quarter of 2005. Same store gross profit and same store gross profit as a percentage of revenue increased as a result of better inventory management focused on optimizing used vehicle inventory supply, mix and pricing.
     Used vehicle revenue for 2004 increased compared to 2003 as a result of increases in average revenue per unit and volume. The increase in used vehicle unit volume is attributable to the impact of acquisitions in 2004 partially offset by same store unit volume declines in part due to strong manufacturer incentives for new vehicles and the effect of the four major hurricanes on our stores in Florida and the Southeast during the third quarter of 2004. During the fourth quarter of 2004, we saw improvements in these markets driven by post-hurricane demand and a stronger local economy. Gross profit for 2004 compared to 2003 increased due to acquisitions. Gross profit as a percentage of revenue for 2004 increased as a result of an improved inventory mix and a strengthening used vehicle market toward the end of 2004.
     Used vehicle inventories were at $323.9 million or 42 days supply at December 31, 2005 compared to $285.6 million or 37 days in 2004.

Parts and Service

	Years Ended December 31,
			2005 vs. 2004			2004 vs. 2003
			Variance			Variance
			Favorable/			Favorable/
($ in millions, except per vehicle data)	2005	2004	(Unfavorable)	% Variance	2003	(Unfavorable)	% Variance
Reported:
Revenue	$2,548.9	$2,406.8	$142.1	5.9	$2,293.7	$113.1	4.9
Gross profit	$1,117.8	$1,054.3	$63.5	6.0	$1,001.9	$52.4	5.2
Gross profit as a percentage of revenue	43.9%	43.8%			43.7%

Same Store:
Revenue	$2,526.3	$2,405.6	$120.7	5.0
Gross profit	$1,106.7	$1,053.8	$52.9	5.0
Gross profit as a percentage of revenue	43.8%	43.8%
     Parts and service revenue is primarily derived from repair orders for service labor and related parts paid directly by customers or via reimbursement from manufacturers and others under warranties.
     Reported parts and service revenue and gross profit benefited from the impact of acquisitions and divestitures when compared to same store performance.
     Despite one and a half less service days in the current year compared to prior year and the business disruption in our Florida stores due to the effects of Hurricane Wilma, same store parts and service revenue for 2005 increased compared to 2004 due to increases in customer-paid and warranty work as well as our parts wholesale business. Same store parts and service gross profit for 2005 increased compared to 2004 due to increases in customer-paid and warranty work. The improvements are attributable in part to our service drive process, maintenance menus and service marketing program, as well as the continued optimization of our pricing models and training programs.
     Parts and service revenue and gross profit increased during 2004 due to increases in customer-paid work for parts and service, attributable to the continued implementation of our service drive process, maintenance menu and service marketing program, as well as optimization of our pricing models and training programs. Parts and service was also impacted by the effect of the four major hurricanes on our stores in Florida and the Southeast during the third quarter of 2004. During the fourth quarter of 2004, we saw improvements in these markets driven by post-hurricane demand and a stronger local economy. Results in 2004 benefited from an additional service day as compared to 2003.

Finance and Insurance

	Years Ended December 31,
			2005 vs. 2004			2004 vs. 2003
			Variance			Variance
			Favorable/			Favorable/
($ in millions, except per vehicle data)	2005	2004	(Unfavorable)	% Variance	2003	(Unfavorable)	% Variance
Reported:
Revenue and gross profit	$606.6	$597.4	$9.2	1.5	$566.6	$30.8	5.4
Gross profit per vehicle retailed	$983	$958	$25	2.6	$922	$36	3.9

Same Store:
Revenue and gross profit	$602.9	$597.4	$5.5	.9
Gross profit per vehicle retailed	$984	$958	$26	2.7
     Reported finance and insurance revenue and gross profit benefited from the impact of acquisitions and divestitures when compared to same store performance.
     Same store finance and insurance revenue and gross profit increased slightly in 2005 compared to 2004. The improvement was driven by increased retrospective commissions received on extended service contracts partially offset by decreased new and used vehicle sales, which were caused in part due to the effects of Hurricane Wilma on our Florida stores. Improvements were also driven by our continued emphasis on training store associates. Substantially higher interest rates in the future may negatively impact finance and insurance revenue and gross profit.
     Finance and insurance revenue and gross profit increased for 2004 due to increased vehicle revenue, product penetration and retrospective commissions received on extended warranties. Additionally, our improvement has been driven by our ongoing concentration on our underperforming stores and our transparent sales process that is supported by the “AutoNation Pledge.” The “AutoNation Pledge” is our commitment to provide our customers with disclosures relating to the finance and insurance sales process. Finance and insurance revenue and gross profit were also impacted by the effect of the four major hurricanes on our stores in Florida and the Southeast during the third quarter of 2004. During the fourth quarter of 2004, we saw improvements in these markets driven by post-hurricane demand and a stronger local economy.

Operating Expenses
Selling, General and Administrative Expenses
     During 2005 selling, general and administrative expenses increased $70.8 million or 3.4%. As a percent of total gross profit, selling, general and administrative expenses decreased 30 basis points in spite of property damage costs related to Hurricane Wilma which impacted our Florida stores during the fourth quarter of 2005. Improvements are due to our continued efforts to leverage our cost structure, particularly in the areas of compensation and other selling, general and administrative expenses, partially offset by increased occupancy costs.
     As a percent of total gross profit, selling, general and administrative expenses decreased 70 basis points during 2004. Our cost structure was targeted for vehicle sales volumes and gross margins that did not materialize through the third quarter of 2004. During the fourth quarter, our results benefited from increased vehicle sales, as well as cost-control and productivity improvements. Throughout 2004, we continued to leverage our cost structure, especially in the areas of compensation and, to a lesser extent, advertising and occupancy costs. Occupancy costs benefited from lease buy-outs completed in 2004. Additionally, in September 2004, we announced a new streamlined regional structure.
Non-Operating Income (Expense)
Floorplan Interest Expense
     Floorplan interest expense was $107.7 million, $76.5 million and $64.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. The increase in 2005 compared to 2004 is primarily the result of higher short-term LIBOR interest rates partially offset by lower average new vehicle inventory levels. The increase in 2004 compared to 2003 is primarily the result of higher average inventory levels and higher interest rates.
Other Interest Expense
     Other interest expense was incurred primarily on borrowings under mortgage facilities and outstanding senior unsecured notes. Other interest expense was $63.3 million, $76.3 million and $71.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Other interest expense also includes interest related to the IRS settlement (as discussed in the “Provision for Income Taxes” section) totaling $4.8 million and $12.1 million for the years ended December 31, 2004 and 2003, respectively, which represents interest due under the agreement from the date of the settlement. The decrease in 2005 compared to 2004 of other interest expense is primarily due to the repurchase of a portion of our senior unsecured notes. The increase in other interest expense for 2004 compared to 2003, excluding amounts related to the IRS settlement, is primarily due to higher average debt outstanding.
Other Interest Expense — Senior Note Repurchases
     During 2005 and 2004, we repurchased $123.1 million and $3.4 million (face value) of our 9.0% senior unsecured notes at an average price of 110.5% and 114.3% of face value or $136.0 million and $3.9 million, respectively. The $12.9 million and $.5 million premium paid for this repurchase plus related deferred costs of $4.5 million and $.1 million, respectively, were recognized as Other Interest Expense- Senior Note Repurchases in the accompanying 2005 and 2004 Consolidated Income Statements.
Other Income (Expense), Net
     Other income in 2003 primarily relates to the sale of our interest in an equity-method investment in LKQ Corporation, an auto parts recycling business, for $38.3 million, resulting in a pre-tax gain of $16.5 million.

Provision for Income Taxes
     The effective income tax rate was 36.5%, 34.7%, and 15.0% for the years ended December 31, 2005, 2004 and 2003, respectively. Income taxes are provided based upon our anticipated underlying annual blended federal and state income tax rates, adjusted, as necessary, for any other tax matters occurring during the period. As we operate in various states, our effective tax rate is also dependent upon our geographic revenue mix. In February 2006, we made estimated state tax and federal tax payments totaling approximately $100 million, primarily related to provisions for the third and fourth quarter of 2005.
     In March 2003, we entered into a settlement agreement with the IRS with respect to the tax treatment of certain transactions we entered into in 1997 and 1999. As a result of the settlement, during 2003, we recognized an income tax benefit of $127.5 million from the reduction of previously recorded deferred tax liabilities. In 2003, we made a $366.0 million prepayment of the initial installment due March 2004, including interest. Additionally, in 2004, we prepaid the remaining balance due related to the IRS settlement totaling $128.9 million, including accrued interest.
     During 2005, 2004 and 2003, we recorded net income tax benefits in our provision for income taxes of $14.5 million, $25.8 million and $140.9 million (which includes $127.5 million recognized as a result of the IRS settlement discussed above), respectively, primarily related to the resolution of various income tax matters. In 2005 and 2004, we also recognized gains totaling $110.0 million and $52.2 million, respectively, included in Discontinued Operations related to the settlement of various income tax matters.
     A federal income tax audit for 2002 through 2004 is being conducted by the IRS. In addition, we are routinely audited by the states in which we do business and remain under examination by various states. We could experience additional state and federal tax adjustments in the future as we continue to work through various tax matters. Once we resolve our open tax matters, we expect our effective tax rate to be approximately 39.5%.
     See Note 12, Income Taxes, of the Notes to Consolidated Financial Statements for further information.
Financial Condition
     At December 31, 2005, we had $245.2 million of unrestricted cash and cash equivalents. Through July 14, 2005, we had two revolving credit facilities with an aggregate borrowing capacity of $500.0 million. There were no borrowings on these revolving credit facilities during 2005 and 2004. On July 14, 2005, we terminated these credit facilities and entered into a new five-year revolving credit facility with an aggregate borrowing capacity of $600.0 million with investment-grade terms, including lower credit spreads compared to the facilities it replaced. The facility is guaranteed by substantially all of our subsidiaries. We have negotiated a letter of credit sub-limit as part of our revolving credit facility. The amount available to be borrowed under the $600.0 million multi-year revolving credit facility is reduced on a dollar-for-dollar basis by the cumulative amount of any outstanding letters of credit, which totaled $87.6 million at December 31, 2005.
     In the ordinary course of business, we are required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of our performance. At December 31, 2005, surety bonds, letters of credit and cash deposits totaled $120.3 million, including $87.6 million in letters of credit. We are not required to provide cash collateral for outstanding letters of credit.
     We also have $321.7 million of outstanding 9.0% senior unsecured notes due August 1, 2008. During 2005, we repurchased $123.1 million (face value) of senior unsecured notes at an average price of 110.5% of face value or $136.0 million. For 2005, the premium paid for this repurchase was $12.9 million plus related deferred financing costs of $4.5 million, which was recognized as Other Interest Expense in the accompanying 2005 Consolidated Income Statement. Through December 31, 2005, cumulative repurchases of senior unsecured notes, which began during the fourth quarter of 2004, totaled $126.5 million (face value). The senior unsecured notes are guaranteed by substantially all of our subsidiaries.
     Our senior unsecured notes, revolving credit facility and mortgage facility contain numerous customary financial and operating covenants that place significant restrictions on us, including our ability to incur additional indebtedness or repay existing indebtedness, to create liens or other encumbrances, to sell (or otherwise dispose of) assets and merge or consolidate with other entities. The indenture for our senior unsecured notes places significant restrictions on our ability to make certain payments (including dividends and share repurchases) and investments. The revolving credit facility also requires that we meet certain financial ratios including financial covenants requiring the maintenance of a maximum consolidated cash flow leverage ratio and a maximum capitalization ratio. In addition, the senior unsecured notes contain a minimum fixed charge coverage ratio covenant, and the mortgage facility contains both maximum cash flow leverage ratio and minimum interest coverage ratio covenants. In the event that we were to default in the observance or performance of any of the financial covenants in the revolving credit facility or mortgage facilities and such default were to continue beyond any cure period or waiver, the lender under the respective facility could elect to terminate the facility and declare all outstanding obligations under such facility immediately payable. Under the senior unsecured notes, should we be in violation of the financial covenants, we could be limited in incurring certain additional indebtedness. Our revolving credit facility, the indenture for our senior unsecured notes, vehicle floorplan payable facilities and mortgage facilities have cross-default provisions that trigger a default in the event of an uncured default under other material indebtedness. At December 31, 2005, we were in compliance with the requirements of all such financial covenants. The credit spread for the revolving credit facility is impacted by our senior unsecured credit ratings.
     During 2005, we repaid $164.4 million of the outstanding balance under mortgage facilities with certain automotive manufacturers’ captive finance subsidiaries, which includes prepayments totaling $154.0 million. At December 31, 2005, we had $153.7 million outstanding under a mortgage facility. The facility bears interest at LIBOR-based interest rates (5.2% and 3.5% weighted average for 2005 and 2004, respectively) and is secured by mortgages on certain of our stores properties.
     At December 31, 2005 and 2004, vehicle floorplan payable-trade totaled $2.4 billion and $2.3 billion, respectively. Vehicle floorplan payable-trade reflects amounts borrowed to finance the purchase of specific vehicle inventories with manufacturers’ captive finance subsidiaries. Vehicle floorplan payable-non-trade totaled $102.9 million and $79.0 million, at December 31, 2005 and 2004, respectively, and represents amounts payable borrowed to finance the purchase of specific vehicle inventories with non-trade lenders. All the Company’s floorplan facilities are at LIBOR-based rates of interest (4.8% and 3.0% weighted average for 2005 and 2004, respectively). Secured floorplan facilities are used to finance new vehicle inventories and the amounts outstanding thereunder are due on demand, but are generally paid within several business days after the related vehicles are sold. Floorplan facilities are primarily collateralized by new vehicle inventories and related receivables. Our manufacturer agreements generally require that the manufacturer have the ability to draft against the floorplan facilities so that the lender directly funds the manufacturer for the purchase of inventory. The floorplan facilities contain certain financial and operational covenants. At December 31, 2005, we were in compliance with such covenants in all material respects. At December 31, 2005, aggregate capacity under the floorplan credit facilities to finance new vehicles was approximately $3.9 billion, of which $2.5 billion total was outstanding.
     We sell and receive commissions on the following types of vehicle protection and other products: extended warranties, guaranteed auto protection, credit insurance, lease “wear and tear” insurance and theft protection products. The products we offer include products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries. Pursuant to our arrangements with these third-party finance and vehicle protection product providers, we primarily sell the products on a straight commission basis; however, we may sell the product, recognize commission and participate in future profit pursuant to retrospective commission arrangements. Through 2002, we assumed some of the underwriting risk through reinsurance agreements with our captive insurance subsidiaries. Since January 1, 2003, we have not reinsured any new extended warranties or credit insurance products. We maintain restricted cash in trust accounts in accordance with the terms and conditions of certain reinsurance agreements to secure the payments of outstanding losses and loss adjustment expenses related to our captive insurance subsidiaries.
     During 2005, we repurchased 11.8 million shares of our common stock in the open market for an aggregate purchase price of $237.1 million leaving $71.3 million authorized for share repurchases. Repurchases are made pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Future share repurchases are also subject to limitations contained in the indenture relating to our senior unsecured notes.
     On June 30, 2000, we completed the tax-free spin-off of ANC Rental Corporation (“ANC Rental”), which operated our former rental business. In connection with the spin-off, we agreed to provide certain guarantees on behalf of ANC Rental. In 2001, ANC Rental filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In 2003, the bankruptcy court approved a settlement agreement among AutoNation, ANC Rental and the Committee of Unsecured Creditors in the bankruptcy.
     Pursuant to the Settlement Agreement, we continued to guarantee $29.5 million, and committed to guarantee up to an additional $10.5 million, in surety bonds supporting obligations of the Rental Business until December 2006. In 2004, we were released from our $29.5 million guarantee obligation and our remaining $10.5 million surety bond guarantee obligations. This triggered an obligation under the Settlement Agreement for us to pay $20 million (one-half of the permanent reduction of the surety bond guarantee obligations) to a trust established for the benefit of the unsecured creditors in the bankruptcy, which payment was made in 2004. We had previously incurred a pre-tax charge of $20.0 million ($12.3 million after-tax) for this liability included in Loss from Discontinued Operations in the accompanying Consolidated Income Statements during 2003.

     As a matter of course, we are regularly audited by various tax authorities. From time to time, these audits result in proposed assessments. Other tax accruals totaled $54.5 million and $181.3 million at December 31, 2005 and 2004, respectively, and relate to various tax matters where the ultimate resolution may result in us owing additional tax payments. We believe that our tax positions comply with applicable tax law and that we have adequately provided for these matters. We completed the federal income tax audit for the years 1997 through 2001 and a federal income tax audit for 2002 through 2004 is being conducted by the IRS. We remain under examination by various states. We could experience additional state and federal tax adjustments in the future as we continue to work through various tax matters. Once we resolve our open tax matters, we expect our base effective tax rate to be approximately 39.5%. See Note 12, Income Taxes, of Notes to Consolidated Financial Statements for additional discussion of income taxes.
Cash Flows
     Cash and cash equivalents increased (decreased) by $135.7 million, $(67.6) million and $(6.7) million during the years ended December 31, 2005, 2004 and 2003, respectively. The major components of these changes are discussed below. We have revised our 2004 and 2003 Consolidated Statements of Cash Flows to separately disclose the operating, investing and financing cash flows attributable to our discontinued operations. We had previously reported these amounts on a combined basis.
     We have restated certain amounts in the 2004 and 2003 Consolidated Statements of Cash Flows from operating activities to financing activities to comply with Statement of Financial Accounting Standards (“SFAS”) 95, “Statement of Cash Flows,” as a result of recent comments to us from the Securities and Exchange Commission. For the years ended December 31, 2004 and 2003, $(144.1) million (consisting of $(142.6) million in continuing operations and $(1.5) million in discontinued operations) and $(121.2) million (consisting of $(117.5) million in continuing operations and $(3.7) million in discontinued operations), respectively, which were previously reported as operating activities are reported as a component of financing activities to reflect the net cash flow uses for floorplan facilities with lenders other than the automotive manufacturers’ captive finance subsidiaries for that franchise (“non-trade lenders”). This change had the effect of increasing net cash from operating activities within the related offset in net cash from financing activities.
Cash Flows from Operating Activities
     Cash provided by operating activities was $580.0 million, $562.9 million and $482.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.
     Cash flows from operating activities include net income adjusted for non-cash items and the effects of changes in working capital including changes in vehicle floorplan payable-trade (vehicle floorplan payables with the automotive manufacturers’ captive finance subsidiary for the related franchise), which directly relates to changes in new vehicle inventory for those franchises. Additionally, we paid portions of the IRS settlement totaling $128.9 million and $366.0 million during 2004 and 2003, respectively, representing the entire balance of the amount due under the settlement.
     In December 2001, we decided to exit the business of underwriting retail automobile loans for customers at our stores, which we determined was not a part of our core automotive retail business. In July 2003, we sold all of our finance receivables portfolio for proceeds totaling $52.4 million, resulting in no gain or loss on the transaction. Collections of installment loans receivable and other items related to the wind-down of this business totaled $27.0 million for the year ended December 31, 2003.
     Cash provided by (used in) discontinued operations was $(4.0) million, $(22.4) million and $1.7 million during 2005, 2004 and 2003, respectively. A portion of the cash used in 2005 and 2004 and all of the cash used in 2003 relates to payments made in conjunction with property leases assumed from ANC Rental.
Cash Flows from Investing Activities
     Cash flows from investing activities consist primarily of cash used in capital additions, activity from business acquisitions, property dispositions, purchases and sales of investments and other transactions as further described below.
     Capital expenditures, excluding property operating lease buy-outs, were $131.2 million, $132.6 million and $122.0 million during the years ended December 31, 2005, 2004 and 2003, respectively. We will make facility and infrastructure upgrades and improvements from time to time as we identify projects that are required to maintain our current business or that we expect to provide us with acceptable rates of return. We expect 2006 capital expenditures of approximately $130 million, excluding any acquisition-related spending or lease buy-outs.
     Property operating lease buy-outs were $10.3 million, $77.7 million and $9.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. We continue to analyze certain of our higher cost operating leases and evaluate alternatives in order to lower the effective financing costs.

     Proceeds from the disposal of assets held for sale were $33.4 million, $37.9 million and $23.1 million during the years ended December 31, 2005, 2004 and 2003, respectively. These amounts are primarily from the sales of megastores and other properties held for sale.
     Cash used in business acquisitions, net of cash acquired, was $15.9 million, $197.9 million and $48.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. During 2005, we acquired two automotive retail franchises and other related assets. Cash used in business acquisitions during 2005, 2004 and 2003 includes $9.9 million, $3.3 million and $3.2 million in deferred purchase price for certain prior year automotive retail acquisitions. See discussion in Note 16, Acquisitions, of Notes to Consolidated Financial Statements.
     During 2003, we sold all of our interest in an equity-method investment in LKQ Corporation, an auto parts recycling business, for $38.3 million, resulting in a pre-tax gain of $16.5 million.
Cash Flows from Financing Activities
     Cash flows from financing activities primarily include treasury stock purchases, stock option exercises, debt activity and changes in vehicle floorplan payable-non-trade.
     We have repurchased approximately 11.8 million, 14.1 million and 39.2 million shares of our common stock during the years ended December 31, 2005, 2004 and 2003, respectively, for an aggregate price of $237.1 million, $236.8 million, and $575.2 million, respectively, under our Board-approved share repurchase programs.
     During 2005, we repaid $164.4 million of amounts outstanding under our mortgage facilities, including prepayments totaling $154.0 million. During the year ended December 31, 2003, we drew amounts totaling $183.6 million under our mortgage facilities.
     Cash flows from financing activities include changes in vehicle floorplan payable-non-trade (vehicle floorplan payables with lenders other than the automotive manufacturers’ captive finance subsidiaries for that franchise) totaling $23.9 million, $(142.6) million and $(117.5) million for the years ended December 31, 2005, 2004 and 2003, respectively.
     During the years ended December 31, 2005, 2004 and 2003, proceeds from the exercises of stock options were $112.8 million, $94.2 million and $118.1 million, respectively.
     During 2005 and 2004, we repurchased $123.1 million and $3.4 million (face value) of our 9.0% senior unsecured notes at an average price of 110.5% and 114.3% of face value or $136.0 million and $3.9 million, respectively.
     Other cash used in financing activities totaled $7.8 million in 2003 and primarily includes upfront premium amounts paid in conjunction with interest rate hedge transactions.
Liquidity
     In July 2005, we terminated our existing credit facilities with aggregate borrowing capacity of $500.0 million, and entered into a new five-year revolving credit facility with an aggregate borrowing capacity of $600.0 million. We believe that our funds generated through future operations and availability of borrowings under our secured floorplan facilities (for new vehicles) and revolving credit facility will be sufficient to service our debt and fund our working capital requirements, pay our tax obligations, commitments and contingencies and meet any seasonal operating requirements for the foreseeable future. We do not foresee any difficulty in continuing to comply with covenants of our various financing facilities. At December 31, 2005, we have available capacity under our revolving credit facility and available cash totaling approximately $750 million, net of outstanding letters of credit.
     We have not declared or paid any cash dividends on our common stock during our three most recent fiscal years. We do not anticipate paying cash dividends in the foreseeable future. The indenture for our senior unsecured notes restricts our ability to declare cash dividends.

Contractual Payment Obligations
     The following table summarizes our payment obligations under certain contracts at December 31, 2005 (in millions):

	Payments Due by Period
		Less than			More than
	Total	one Year	1-3 Years	3-5 Years	5 Years
Total vehicle floorplan payable (Note 4)*	$2,486.9	$2,486.9	$—	$—	$—
Notes payable and long-term debt (Note 8)*	525.0	40.6	425.8	58.6	—
Operating lease commitments (Note 9)*	470.5	57.7	100.2	74.7	237.9
Acquisition purchase price commitments	1.0	1.0	—	—	—
Purchase obligations	116.6	39.1	34.0	27.5	16.0

Total	$3,600.0	$2,625.3	$560.0	$160.8	$253.9

*	See Notes to Consolidated Financial Statements.
     In the ordinary course of business, we are required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of our performance. At December 31, 2005, surety bonds, letters of credit and cash deposits totaled $120.3 million, including $87.6 million letters of credit. We do not currently provide cash collateral for outstanding letters of credit. We have negotiated a letter of credit sub-limit as part of our revolving credit facility. The amount available to be borrowed under this revolving credit facility is reduced on a dollar-for-dollar basis by the cumulative amount of any outstanding letters of credit.
     As further discussed under the heading “Financial Condition,” there are various tax matters where the ultimate resolution may result in us owing additional tax payments.
     In March 2006, we acquired a Mercedes-Benz dealership in Pompano Beach, Florida. We also signed a separate agreement in January 2006 to acquire certain rights to establish a new Mercedes-Benz dealership in Palm Beach County, Florida.
Off Balance Sheet Arrangements
     We have no off balance sheet arrangements as of December 31, 2005 and 2004.
Seasonality
     Our operations generally experience higher volumes of vehicle sales and service in the second and third quarters of each year due in part to consumer buying trends and the introduction of new vehicle models. Also, demand for vehicles and light trucks is generally lower during the winter months than in other seasons, particularly in regions of the United States where stores may be subject to adverse winter conditions. Accordingly, we expect our revenue and operating results to be generally lower in our first and fourth quarters as compared to our second and third quarters. However, revenue may be impacted significantly from quarter to quarter by actual or threatened severe weather events, and by other factors unrelated to weather conditions, such as changing economic conditions and automotive manufacturer incentives programs.

New Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R, “Share-Based Payment,” a revision of SFAS 123. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) regarding its interpretation of SFAS 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees. In accordance with the revised statement, we will begin to recognize the expense attributable to stock options granted or vested subsequent to December 31, 2005 using the modified prospective method in the first quarter of 2006. We will continue using the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service period of the grant. Based on an estimate of unvested stock options that have been issued through December 31, 2005, and potential future option grants consistent with levels in 2005, we expect compensation expense during 2006 related to stock-based awards consistent with the pro forma disclosures under SFAS 123 for 2005.
     In December 2004, the FASB issued SFAS 151, “Inventory Costs”. SFAS 151 requires abnormal amounts of inventory costs related to idle facility, freight, handling and wasted materials to be recognized as current period expenses. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is not expected to have a material impact on our consolidated financial statements.
     In March 2005, the FASB issued Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143.” This Interpretation clarifies the timing of liability recognition for legal obligations associated with an asset retirement when the timing and (or) method of settling obligations are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have an impact on our consolidated financial statements.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinion (“ÄPB”) No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005 and is not expected to have a material effect on our consolidated financial statements.
     In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on issue EITF 05-06, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination.” EITF 05-06 requires that leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term or that are acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes the required lease periods and renewals that are deemed to be reasonably assured as of the date the leasehold improvements are purchased or the date of acquisition, as applicable. EITF 05-06 is effective the first reporting period beginning after June 29, 2005. The adoption of EITF 05-06 did not have a material impact on our consolidated financial statements.
     In October 2005, the FASB issued FASB Staff Position (“FSP”) No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period.” FSP No. FAS 13-1 requires rental costs associated with operating leases that are incurred during a construction period to be recognized as rental expense. FSP No. FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and is not expected to have a material impact on our consolidated financial statements.
Forward Looking Statements
     Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our common stock, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this Annual Report on Form 10-K, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and these risk factors in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this Annual Report on Form 10-K or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include, but are not limited to, the following:

•	We are dependent upon the success and continued financial viability of the vehicle manufacturers and distributors with which we hold franchises.

•	The automotive retailing industry is sensitive to changing economic conditions and various other factors. Our business and results of operations are substantially dependent on new vehicle sales levels in the United States and in our particular geographic markets and the level of gross profit margins that we can achieve on our sales of new vehicles, all of which are very difficult to predict.

•	Our new vehicle sales are impacted by the consumer incentive programs of vehicle manufacturers.

•	Adverse weather events can disrupt our business.

•	We are subject to restrictions imposed by, and significant influence from, vehicle manufacturers that may adversely impact our business, financial condition, results of operations, cash flows and prospects, including our ability to acquire additional stores.

•	We are subject to numerous legal and administrative proceedings, which, if the outcomes are adverse to us, could materially adversely affect our business, results of operations, financial condition, cash flows and prospects.

•	Our operations, including, without limitation, our sales of finance and insurance and vehicle protection products, are subject to extensive governmental laws, regulation and scrutiny. If we are found to be in violation of any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, operating results and prospects could suffer.

•	Our ability to grow our business may be limited by our ability to acquire automotive stores on favorable terms or at all.

•	We are subject to interest rate risk in connection with our vehicle floorplan payable, revolving credit facility and mortgage facility that could have a material adverse effect on our profitability.

•	Our revolving credit facility and the indenture relating to our senior unsecured notes contain certain restrictions on our ability to conduct our business.

•	We must test our intangible assets for impairment at least annually, which may result in a material, non-cash write-down of goodwill or franchise rights and could have a material adverse impact on our results of operations and shareholders’ equity.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
AutoNation, Inc.:
     We have audited the 2005, 2004 and 2003 consolidated financial statements of AutoNation, Inc. and subsidiaries (the Company) as listed in the Index at Item 8. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2006, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
     As discussed in Note 2 of the notes to the consolidated financial statements, the consolidated statements of cash flows for the years ended December 31, 2004 and 2003 have been restated.
/s/ KPMG LLP
March 2, 2006, except as to Note 1 which is as of August 28, 2006
Fort Lauderdale, Florida
Certified Public Accountants

AUTONATION, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31,
(In millions, except share and per share data)

	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$245.2	$109.5
Receivables, net	785.7	749.1
Inventory	2,626.6	2,508.3
Other current assets	266.5	425.1

Total Current Assets	3,924.0	3,792.0

PROPERTY AND EQUIPMENT, NET	1,799.6	1,763.4
INTANGIBLE ASSETS, NET	2,946.7	2,936.3
OTHER ASSETS	154.2	207.2

Total Assets	$8,824.5	$8,698.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Vehicle floorplan payable — trade	$2,384.0	$2,312.5
Vehicle floorplan payable — non-trade	102.9	79.0
Accounts payable	211.7	174.3
Notes payable and current maturities of long-term obligations	40.6	14.9
Other current liabilities	673.0	830.3

Total Current Liabilities	3,412.2	3,411.0
LONG-TERM DEBT, NET OF CURRENT MATURITIES	484.4	797.7
DEFERRED INCOME TAXES	186.2	156.8
OTHER LIABILITIES	72.2	70.3
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 1,500,000,000 shares authorized; 273,562,137 shares issued in both periods, including shares held in treasury	2.7	2.7
Additional paid-in capital	2,201.0	2,240.0
Retained earnings	2,672.5	2,176.0
Accumulated other comprehensive income (loss)	1.8	(1.5)
Treasury stock, at cost; 11,329,650 and 9,300,007 shares held, respectively	(208.5)	(154.1)

Total Shareholders’ Equity	4,669.5	4,263.1

Total Liabilities and Shareholders’ Equity	$8,824.5	$8,698.9

The accompanying notes are an integral part of these statements.

AUTONATION, INC.
CONSOLIDATED INCOME STATEMENTS
For the Years Ended December 31,
(In millions, except per share data)

	2005	2004	2003
Revenue:
New vehicle	$11,363.3	$11,435.2	$10,979.1
Used vehicle	4,372.3	4,162.5	4,021.0
Parts and service	2,548.9	2,406.8	2,293.7
Finance and insurance, net	606.6	597.4	566.6
Other	81.1	82.3	31.8

TOTAL REVENUE	18,972.2	18,684.2	17,892.2

Cost of Sales:
New vehicle	10,537.8	10,614.1	10,170.5
Used vehicle	3,948.9	3,773.4	3,640.1
Parts and service	1,431.1	1,352.5	1,291.8
Other	33.2	35.4	1.0

TOTAL COST OF SALES	15,951.0	15,775.4	15,103.4

Gross Profit:
New vehicle	825.5	821.1	808.6
Used vehicle	423.4	389.1	380.9
Parts and service	1,117.8	1,054.3	1,001.9
Finance and insurance	606.6	597.4	566.6
Other	47.9	46.9	30.8

TOTAL GROSS PROFIT	3,021.2	2,908.8	2,788.8

Selling, general and administrative expenses	2,133.5	2,062.7	1,996.2
Depreciation and amortization	79.1	79.8	66.1
Other losses, net	0.5	4.0	2.9

OPERATING INCOME	808.1	762.3	723.6
Floorplan interest expense	(107.7)	(76.5)	(64.5)
Other interest expense	(63.3)	(76.3)	(71.8)
Other interest expense – senior note repurchases	(17.4)	(.6)	—
Interest income	7.5	3.5	3.3
Other income (expense), net	(.1)	(5.1)	17.0

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	627.1	607.3	607.6
PROVISION FOR INCOME TAXES	228.9	210.5	91.4

NET INCOME FROM CONTINUING OPERATIONS	398.2	396.8	516.2
Income (loss) from discontinued operations, net of income taxes	98.3	36.8	(22.4)

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	496.5	433.6	493.8
Cumulative effect of accounting change, net of income taxes	—	—	(14.6)

NET INCOME	$496.5	$433.6	$479.2

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$1.52	$1.49	$1.85
Discontinued operations	$.37	$.14	(.08)
Cumulative effect of accounting change	$—	—	(.05)
Net income	$1.89	$1.63	$1.71

Weighted average common shares outstanding	262.7	266.7	279.5

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$1.49	$1.46	$1.80
Discontinued operations	$.37	$.14	$(.08)
Cumulative effect of accounting change	$—	$—	$(.05)
Net income	$1.85	$1.59	$1.67
Weighted average common shares outstanding	268.0	272.5	287.0

COMMON SHARES OUTSTANDING, net of treasury stock	262.2	264.3	269.7
The accompanying notes are an integral part of these statements.

AUTONATION, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2005, 2004 and 2003
(In millions, except share data)

					Accumulated
					Other
					Compre-
	Common Stock			Additional	hensive		Compre-
			Paid-in	Retained	Income	Treasury	hensive
	Shares	Amount	Capital	Earnings	(Loss)	Stock	Income
BALANCE AT DECEMBER 31, 2002	333,505,325	3.3	3,044.1	1,263.2	4.2	(404.6)

Comprehensive income:
Net income	—	—	—	479.2	—	—	$479.2
Other comprehensive income (loss):
Unrealized losses on cash flow hedges, restricted investments, marketable securities and interest-only strip receivables	—	—	—	—	(7.4)	—	(7.4)

Comprehensive income	—	—	—	—	—	—	$471.8

Purchases of treasury stock	—	—	—	—	—	(575.2)
Treasury stock cancellation	(50,000,000)	(.5)	(592.5)	—	—	593.0
Exercise of stock options, including income tax benefit of $24.1	10,056,812	.1	128.7	—	—	13.4
Other	—	—	.7	—	—	—

BALANCE AT DECEMBER 31, 2003	293,562,137	2.9	2,581.0	1,742.4	(3.2)	(373.4)

Comprehensive income:
Net income	—	—	—	433.6	—	—	$433.6
Other comprehensive income:
Unrealized gains on cash flow hedges, restricted investments and marketable securities	—	—	—	—	1.7	—	1.7

Comprehensive income	—	—	—	—	—	—	$435.3

Purchases of treasury stock	—	—	—	—	—	(236.8)
Treasury stock cancellation	(20,000,000)	(.2)	(318.2)	—	—	318.4
Exercise of stock options, including income tax benefit of $20.7	—	—	(22.8)	—	—	137.7

BALANCE AT DECEMBER 31, 2004	273,562,137	$2.7	$2,240.0	$2,176.0	$(1.5)	$(154.1)

Comprehensive income:
Net income	—	—	—	496.5	—	—	$496.5
Other comprehensive income:
Unrealized gains on cash flow hedges, restricted investments and marketable securities	—	—	—	—	3.3	—	3.3

Comprehensive income	—	—	—	—	—	—	$499.8

Purchases of treasury stock	—	—	—	—	—	(237.1)
Exercise of stock options, including income tax benefit of $30.9	—	—	(39.0)	—	—	182.7

BALANCE AT DECEMBER 31, 2005	273,562,137	$2.7	$2,201.0	$2,672.5	$1.8	$(208.5)

The accompanying notes are an integral part of these statements.

AUTONATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(In millions)

		2004	2003
	2005	(Restated *)	(Restated *)
CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$496.5	$433.6	$479.2
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	14.6
Loss (gain) on discontinued operations	(98.3)	(36.8)	22.4
Depreciation and amortization	79.1	79.8	66.1
Amortization of debt issue costs and discounts	7.7	6.6	6.0
Interest expense on bond repurchase	12.9	.5	—
Income taxes	196.9	160.7	(40.5)
Non-cash restructuring and impairment charges, net	(.2)	—	25.3
Gain on sale of investment in LKQ Corporation	—	—	(16.5)
Proceeds from sale of finance receivable portfolio	—	—	52.4
Collection of installment loan receivables and other related items	—	—	27.0
Other	(.2)	4.8	3.0
Changes in assets and liabilities, net of effects from business combinations and divestitures:
Receivables	(79.7)	(11.8)	(13.1)
Inventory	(113.1)	221.9	(379.8)
Other assets	32.1	(6.2)	18.5
Vehicle floorplan payable — trade, net	65.6	(79.8)	594.7
Accounts payable	37.4	6.3	14.7
IRS settlement payment	—	(128.9)	(366.0)
Other liabilities	(52.7)	(65.4)	(27.1)

Net cash provided by continuing operations	584.0	585.3	480.9
Net cash provided by (used in) discontinued operations	(4.0)	(22.4)	1.7

Net cash provided by operating activities	580.0	562.9	482.6

CASH USED IN INVESTING ACTIVITIES:
Purchases of property and equipment, excluding property operating lease buy-outs	(131.2)	(132.6)	(122.0)
Property operating lease buy-outs	(10.3)	(77.7)	(9.8)
Proceeds from sale of property and equipment	.5	2.9	1.5
Proceeds from disposal of assets held for sale	33.4	37.9	23.1
Cash used in business acquisitions, net of cash acquired	(15.9)	(197.9)	(48.8)
Net change in restricted cash	31.0	13.2	58.1
Purchases of restricted investments	(23.9)	(17.8)	(26.9)
Proceeds from the sales of restricted investments	13.4	22.6	—
Proceeds from sale of investment in LKQ Corporation	—	—	38.3
Cash received from business divestitures, net of cash relinquished	55.0	19.4	—
Other	(.3)	(.5)	14.3

Net cash used in continuing operations	(48.3)	(330.5)	(72.2)
Net cash provided by (used in) discontinued operations	6.3	.5	(1.4)

Net cash used in investing activities	(42.0)	(330.0)	(73.6)

AUTONATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(In millions)

Continued

		2004	2003
	2005	(Restated *)	(Restated *)
CASH USED IN FINANCING ACTIVITIES:
Purchases of treasury stock	(237.1)	(236.8)	(575.2)
Net proceeds (payments) of vehicle floor plan — non- trade	23.9	(142.6)	(117.5)
Proceeds from mortgage facilities	—	.2	183.6
Payments of mortgage facilities	(164.4)	(11.7)	(9.0)
Repurchases of senior unsecured notes	(136.0)	(3.9)	—
Proceeds (payments) of notes payable and long-term debt	(1.3)	1.6	(4.2)
Proceeds from the exercises of stock options	112.8	94.2	118.1
Other	—	—	(7.8)

Net cash used in continuing operations	(402.1)	(299.0)	(412.0)
Net cash used in discontinued operations	(.2)	(1.5)	(3.7)

Net cash used in financing activities	(402.3)	(300.5)	(415.7)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	135.7	(67.6)	(6.7)
CASH AND CASH EQUIVALENTS at beginning of period	109.5	177.1	183.8

CASH AND CASH EQUIVALENTS at end of period	$245.2	$109.5	$177.1

*	See Note 2 to the Consolidated Financial Statements
The accompanying notes are an integral part of these statements.

AUTONATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All tables in millions, except per share data)
1. 2006 DISCONTINUED OPERATIONS
     During the six months ended June 30, 2006, the Company approved the disposal of ten automotive retail franchises, either through sale or termination. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations of these franchises were removed from continuing operations and were treated as discontinued operations for financial statement reporting purposes in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006. The accompanying consolidated balance sheets, income statements and statements of cash flows, as well as Notes 2, 3, 4, 5, 6, 9, 12, 14, 16 and 21 of the Notes to the Consolidated Financial Statements reflect the reclassification of these automotive retail franchises from continuing operations to discontinued operations. The impact of the reclassification to total revenue was a decrease of $281.2 million, $360.4 million and $387.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. The impact of the reclassification to net income from continuing operations was an increase/(decrease) of $2.7 million, $(.3) million and $ (2.5) million for the years ended December 31, 2005, 2004 and 2003, respectively. The increase/(decrease) by balance sheet account was as follows:

	December 31,	December 31,
	2005	2004
Inventory	$(56.1)	$(67.7)
Other current assets	$99.7	$111.3
Property and equipment, net	$(32.7)	$(32.8)
Intangible assets, net	$(10.4)	$(10.4)
Other non-current assets	$(.5)	$(.4)

Vehicle floorplan payable-trade	$(52.0)	$(65.5)
Vehicle floorplan payable-non-trade	$(1.1)	$(1.0)
Other current liabilities	$53.1	$66.5
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Business
     AutoNation, Inc. (the “Company”), through its subsidiaries, is the largest automotive retailer in the United States. As of December 31, 2005, the Company owned and operated 346 new vehicle franchises from 269 stores located in major metropolitan markets in 17 states, predominantly in the Sunbelt region of the United States. The Company offers a diversified range of automotive products and services, including new vehicles, used vehicles, vehicle maintenance and repair services, vehicle parts, extended service contracts, vehicle protection products and other aftermarket products. The Company also arranges financing for vehicle purchases through third-party finance sources.
Basis of Presentation
     The accompanying Consolidated Financial Statements include the accounts of AutoNation, Inc. and its subsidiaries. All of the Company’s automotive dealership subsidiaries are indirectly wholly owned by the parent company, AutoNation, Inc. The Company operates in a single industry segment, automotive retailing. The Company sells new and used vehicles, vehicle maintenance and repair services, vehicle parts, and financing and insurance products. All intercompany accounts and transactions have been eliminated.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates made by the Company in the accompanying Consolidated Financial Statements include allowances for doubtful accounts, accruals for chargebacks against revenue recognized from the sale of finance and insurance products, certain assumptions related to intangible and long-lived assets, and for accruals related to self-insurance programs, certain legal proceedings and estimated tax liabilities.

     Certain reclassifications of amounts previously reported have been made to the accompanying Consolidated Financial Statements in order to maintain consistency and comparability between periods presented.
Restatement and Revision
     The Company has restated certain amounts in the 2004 and 2003 Consolidated Statements of Cash Flows from operating activities to financing activities to comply with Statement of Financial Accounting Standards (“SFAS”) 95, “Statement of Cash Flows,” as a result of recent comments to the Company from the Securities and Exchange Commission. Amounts that were previously reported as operating activities have been restated as a component of financing activities to reflect the net cash flow uses for floorplan facilities with lenders other than the automotive manufacturers’ captive finance subsidiaries for that franchise (“non-trade lenders”). This change had the effect of increasing net cash from operating activities with the related offset in net cash from financing activities.
     Additionally, the Company has revised its 2004 and 2003 Consolidated Statements of Cash Flows as a result of recent guidance given by the Securities and Exchange Commission to separately disclose the operating, investing and financing cash flows attributable to the Company’s discontinued operations. The Company had previously reported these amounts on a combined basis.

     A summary of the effects of the restatement and revision is as follows:

	For the Years Ended
	December 31,
	2004	2003
Net cash provided by operating activities as previously reported	$441.8	$365.8
Revision of discontinued operations	(23.0)	(4.4)
Restatement of vehicle floorplan notes payable — non-trade:
Continuing operations	142.6	117.5
Discontinued operations	1.5	3.7

Restated and revised net cash provided by operating activities	$562.9	$482.6

Net cash from investing activities as previously reported	$(330.5)	$(72.5)
Discontinued operations	.5	(1.1)

Revised net cash used in investing activities	$(330.0)	$(73.6)

Net cash from financing activities as previously reported	$(156.4)	$(294.5)
Restatement of floor plan notes payable — non-trade:
Continuing operations	(142.6)	(117.5)
Discontinued operations.	(1.5)	(3.7)

Reported net cash used in financing activities	$(300.5)	$(415.7)

	For the Year Ended		For the Year Ended
	December 31, 2004		December 31, 2003
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
Vehicle floorplan payable	$(226.2) *	—	$497.2 *	—
Vehicle floorplan payable — trade, net	$—	(79.8)	$—	594.7
Net payments of vehicle floorplan — non-trade	$—	(142.6)	$—	(117.5)
Vehicle floorplan payable — non-trade (discontinued operations)	$—	(1.5)	$—	(3.7)
     * Includes $2.3 million and $23.7 million of discontinued operations for the years ended December 31, 2004 and 2003, respectively.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinion (“APB”) No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005 and is not expected to have a material effect on the Company’s consolidated financial statements.
Cumulative Effect of Accounting Change
     As of January 1, 2003, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” EITF 02-16, as it applies to the Company, addresses the recognition of certain manufacturer allowances and requires that manufacturer allowances be treated as a reduction of inventory cost unless specifically identified as reimbursement for services or costs incurred. The adoption of EITF 02-16 resulted in a cumulative effect of accounting change, net of $9.1 million of income tax, totaling $14.6 million to reflect the deferral of certain allowances, primarily floorplan assistance, into inventory cost in 2003. Additionally, the adoption of EITF 02-16 impacted the accounting for certain manufacturers’ advertising allowances resulting in a reclassification that increased Selling, General and Administrative Expenses and, correspondingly, reduced Cost of Sales by $18.6 million for the year ended December 31, 2003 to reflect these allowances as a reduction of Cost of Sales.

Inventory
     Inventory consists primarily of new and used vehicles held for sale valued using the specific identification method. Cost includes acquisition, reconditioning, dealer installed accessories and transportation expenses. Parts and accessories are valued at the lower of cost (first-in, first-out) or market.
     In December 2004, the FASB issued SFAS 151, “Inventory Costs”. SFAS 151 requires abnormal amounts of inventory costs related to idle facility, freight, handling and wasted materials to be recognized as current period expenses. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is not expected to have a material impact on the Company’s consolidated financial statements.
Investments
     Investments, included in Other Assets in the accompanying Consolidated Balance Sheets, consist of marketable securities. Restricted investments, included in Other Assets, consist primarily of marketable corporate and government debt securities. Marketable securities include investments in debt and equity securities and are primarily classified as available for sale and are stated at fair value with unrealized gains and losses included in Accumulated Other Comprehensive Income (Loss) in the Company’s Consolidated Balance Sheets. Other-than-temporary declines in investment values are recorded as a component of Other Income (Expense), Net in the Company’s Consolidated Income Statements. Fair value is estimated based on quoted market prices.
Property and Equipment, net
     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in Other Losses (Gains), Net in the Consolidated Income Statements.
     Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. Leasehold improvements are amortized over the estimated useful life of the asset or the respective lease term, whichever is shorter. The estimated useful lives are: fifteen to forty years for buildings and improvements, three to ten years for equipment and seven to ten years for furniture and fixtures.
     The Company continually evaluates property and equipment, including leasehold improvements, to determine whether events and circumstances have occurred that may warrant revision of the estimated useful life or whether the remaining balance should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the property and equipment in assessing whether an asset has been impaired. The Company measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value. Fair values generally are estimated using prices for similar assets and/or discounted cash flows.
     In March 2005, the FASB issued Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligation—an Interpretation of FASB Statement No. 143.” This interpretation clarifies the timing of liability recognition for legal obligations association with an asset retirement when the timing and (or) method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have an impact on the Company’s consolidated financial statements.
Intangible Assets, net
     The Company accounts for acquisitions using the purchase method. Additionally, acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so. Other intangibles with definite lives are amortized primarily over three to sixteen years using a straight-line method.
     The Company’s principal identifiable intangible assets are rights under franchise agreements with vehicle manufacturers. The Company generally expects its franchise agreements to survive for the foreseeable future and, when the agreements do not have indefinite terms, anticipates routine renewals of the agreements without substantial cost. The contractual terms of the Company’s franchise agreements provide for various durations, ranging from one year to no expiration date, and in certain cases manufacturers have undertaken to renew such franchises upon expiration so long as the dealership is in compliance with the terms of the agreement. However, in general, the states in which the Company operates have automotive dealership franchise laws that provide that, notwithstanding the terms of any franchise agreement, it is unlawful for a manufacturer to terminate or not renew a franchise unless “good cause” exists. It is generally difficult for a manufacturer to terminate, or not renew, a franchise under these franchise laws, which were designed to protect dealers. In addition, in the Company’s experience and historically in the automotive retail industry, dealership franchise agreements are rarely involuntarily terminated or not renewed by the manufacturer. Accordingly, the Company believes that its franchise agreements will contribute to cash flows for the foreseeable future and have indefinite lives.
     The Company has completed impairment tests as of June 30, 2005 and 2004 for goodwill and intangibles with indefinite lives. The goodwill test includes determining the fair value of the Company’s single reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. The test for intangibles with indefinite lives requires the comparisons of estimated fair value to its carrying value by store. No impairment charges resulted from the required impairment tests. Goodwill and intangibles with indefinite lives will be tested for impairment annually at June 30 or more frequently when events or circumstances indicate that an impairment may have occurred.
Other Assets
     Other assets consist of various items, net of applicable amortization, including, among other items, service loaner and rental vehicle inventory, net, which is not available for sale, property held for sale, notes receivable, restricted assets and debt issuance costs. Debt issuance costs are amortized to Other Interest Expense using the effective interest method through maturity.
     At December 31, 2005 and 2004, the Company had $22.0 million and $31.1 million, respectively, of property held for sale.
     In 2003, the Company recognized a $27.5 million real estate impairment charge to write-down to fair value three underperforming franchised new vehicle stores. Of the charge, $10.4 million was included in Other Losses related to a store currently operating in a converted used vehicle megastore. The remainder of the charge, $17.1 million (or $10.5 million, net of taxes), was included in Loss from Discontinued Operations in the 2003 Consolidated Income Statement related to two stores that operated in converted used vehicle megastores which have been since closed.
Other Current Liabilities
     Other Current Liabilities consist of various items payable within one year including, among other items, accruals for payroll and benefits, sales taxes, finance and insurance chargeback liabilities, deferred revenue, accrued expenses, and customer deposits. Other Current Liabilities also includes other tax accruals, totaling $54.5 million and $181.3 million at December 31, 2005 and 2004, respectively. See Note 12, Income Taxes, of Notes to Consolidated Financial Statements for additional discussion of income taxes.

Stock Options
     The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for stock-based employee compensation arrangements whereby compensation cost related to stock options is generally not recognized in determining net income. Had compensation cost for the Company’s stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation,” the Company’s net income and earnings per share would have decreased accordingly. Using the Black-Scholes option pricing model for all options granted, the Company’s pro forma net income, pro forma earnings per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

	2005	2004	2003
Net income, as reported	$496.5	$433.6	$479.2
Pro forma stock-based employee compensation cost, net of taxes	(10.4)	(11.8)	(17.4)

Pro forma net income	$486.1	$421.8	$461.8

Basic earnings per share, as reported	$1.89	$1.63	$1.71
Pro forma stock-based employee compensation cost	$(.04)	$(.04)	$(.06)
Pro forma basic earnings per share	$1.85	$1.58	$1.65

Diluted earnings per share, as reported	$1.85	$1.59	$1.67
Pro forma stock-based employee compensation cost	$(.04)	$(.04)	$(.06)
Pro forma diluted earnings per share	$1.81	$1.55	$1.61
Pro forma weighted average fair value of options granted	$7.74	$7.20	$6.51

Risk free interest rates	3.69-4.10%	3.12-3.93%	3.30-3.83%
Expected dividend yield	—	—	—
Expected lives	5 years	5 years	5 years
Expected volatility	33%	37%	40%
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued            SFAS 123R, “Share-Based Payment,” a revision of SFAS 123. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) regarding its interpretation of SFAS 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees. In accordance with the revised statement and related guidance, the Company will begin to recognize the expense attributable to stock options granted or vested subsequent to December 31, 2005 using the modified prospective method in the first quarter of 2006. The Company will continue using the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service period of the grant. The Company expects compensation expense during 2006 related to stock based awards consistent with the pro forma disclosures under SFAS 123 above for 2005.
Derivative Financial Instruments
     The Company’s primary market risk exposure is increasing interest rates. Interest rate derivatives are used to hedge a portion of the Company’s variable rate debt when appropriate based on market conditions.
     The Company recognizes all derivative instruments on the balance sheet at fair value. The related gains or losses on these transactions are deferred in stockholders’ equity as a component of accumulated other comprehensive income (loss). These deferred gains and losses are recognized in income or expense in the period in which the related items being hedged are recognized in expense. However, to the extent that the change in value of a derivative contract does not perfectly offset the change in the value of the items being hedged, that ineffective portion is immediately recognized in income. The Company recognizes gains or losses when the underlying transaction settles. All of the Company’s interest rate hedges are designated as cash flow hedges. The Company has a series of interest rate hedge transactions, with a notional value of $800.0 million, consisting of a combination of swaps, and cap and floor options (collars). The hedge instruments are designed to convert certain floating rate vehicle floorplan payable and portions of the Company’s mortgage facility to fixed rate debt. The Company has $200 million in swaps, which started in 2004 and effectively lock in a rate of 3.0%, and $600 million in collars that cap floating rates to a maximum LIBOR-based rate no greater than 2.4%. All of its hedge instruments mature between February 2006 and July 2006. At December 31, 2005 and 2004, net unrealized losses, net of income taxes, related to hedges included in Accumulated Other Comprehensive Income (Loss) were $2.1 million and $(1.5) million, respectively. For the years ended December 31, 2005, 2004 and 2003, the income statement impact from interest rate hedges was an additional income (expense) of $.2 million, $(2.9) million, and $(.6) million, respectively. At December 31, 2005 and 2004, all of the Company’s derivative contracts were determined to be highly effective, and no ineffective portion was recognized in income.
Revenue Recognition
     Revenue consists of sales of new and used vehicles and related finance and insurance (“F&I”) products, sales of parts and services and sales of other products. As further described below, the Company recognizes revenue in the period in which products are sold or services are provided. The Company recognizes vehicle and finance and insurance revenue when a sales contract has been executed, the vehicle has been delivered and payment has been received or financing has been arranged. Revenue on finance and insurance products represents commissions earned by the Company for: (i) loans and leases placed with financial institutions in connection with customer vehicle purchases financed and (ii) vehicle protection products sold. Rebates, holdbacks, floorplan assistance and certain other dealer credits received directly from manufacturers are recorded as a reduction of the cost of the vehicle and recognized into income upon the sale of the vehicle or when earned under a specific manufacturer program, whichever is later.
     The Company sells and receives a commission, which is recognized upon sale, on the following types of insurance products: extended warranties, guaranteed auto protection (“GAP,” which covers the shortfall between loan balance and insurance payoff), credit insurance, lease “wear and tear” insurance and theft protection products. The Company may also participate in future profit, pursuant to retrospective commission arrangements, that would be recognized over the life of the policies. Certain commissions earned from the sales of insurance products are subject to chargebacks should the contracts be terminated prior to their expirations. An estimated liability for chargebacks against revenue recognized from sales of F&I products is recorded in the period in which the related revenue is recognized. Chargeback liabilities were $67.7 million and $65.8 million at December 31, 2005 and 2004, respectively.
     Through 2002, the Company reinsured through its captive insurance subsidiaries a portion of the underwriting risk related to extended warranty and credit insurance products sold and administered by certain independent third parties. Revenue and related direct costs from these reinsurance transactions were deferred and recognized over the life of the policies. Since January 1, 2003, the Company has not reinsured any new extended warranty or credit insurance products.
     For installment loans and leases that in the past had been underwritten by the Company and not securitized, revenue from retail financing and certain loan underwriting costs were recognized over the term of the contract using the interest method. As of December 2001, the Company had exited the auto loan and lease underwriting business, and in July 2003, sold all of its finance receivables portfolio.
Advertising
     The Company expenses the cost of advertising as incurred or when such advertising initially takes place, net of earned manufacturer credits and other discounts. Manufacturer advertising credits are earned in accordance with the respective manufacturers’ program, which is typically after the Company has incurred the corresponding advertising expenses. Advertising expense, net of allowances was $209.4 million, $205.5 million and $200.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Advertising allowances from manufacturers were $44.7 million, $49.5 million and $51.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.
Income Taxes
     The Company and its subsidiaries file a consolidated federal income tax return. Deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.
Earnings (Loss) Per Share
     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of options. In computing diluted earnings (loss) per share, the Company has utilized the treasury stock method.

3. RECEIVABLES, NET
     The components of receivables, net of allowance for doubtful accounts, at December 31 are as follows:

	2005	2004
Trade receivables	$95.2	$97.5
Manufacturer receivables	174.8	170.8
Other	97.4	79.3

	367.4	347.6
Less: Allowances	(6.7)	(6.4)

	360.7	341.2

Contracts-in-transit and vehicle receivables	425.0	364.8
Income taxes refundable	—	43.1

Receivables, net	$785.7	$749.1

     Contracts-in-transit and vehicle receivables represent receivables from financial institutions for the portion of the vehicle sales price financed by the Company’s customers.
4. INVENTORY AND VEHICLE FLOORPLAN PAYABLE
     The components of inventory at December 31 are as follows:

	2005	2004
New vehicles	$2,153.0	$2,081.8
Used vehicles	323.9	285.6
Parts, accessories and other	149.7	140.9

	$2,626.6	$2,508.3

     At December 31, 2005 and 2004, vehicle floorplan payable-trade totaled $2.4 billion and $2.3 billion, respectively. Vehicle floorplan payable-trade reflects amounts borrowed to finance the purchase of specific vehicle inventories with manufacturers’ captive finance subsidiaries. Vehicle floorplan payable-non-trade totaled $102.9 million and $79.0 million, at December 31, 2005 and 2004, respectively, and represents amounts borrowed to finance the purchase of specific vehicle inventories with non-trade lenders. Changes in vehicle floorplan payable-trade are reported as operating cash flows and changes in vehicle floorplan-non-trade are reported as financing cash flows in the accompanying Consolidated Statements of Cash Flows.
     All the Company’s floorplan facilities are at LIBOR-based rates of interest (4.8% and 3.0% weighted average for 2005 and 2004, respectively). Secured floorplan facilities are used to finance new vehicle inventories and the amounts outstanding thereunder are due on demand, but are generally paid within several business days after the related vehicles are sold. Floorplan facilities are primarily collateralized by new vehicle inventories and related receivables. The Company’s manufacturer agreements generally require that the manufacturer have the ability to draft against the floorplan facilities so that the lender directly funds the manufacturer for the purchase of inventory. The floorplan facilities contain certain financial and operational covenants. At December 31, 2005, the Company was in compliance with such covenants in all material respects. At December 31, 2005, aggregate capacity under the floorplan credit facilities to finance new vehicles was approximately $3.9 billion, of which $2.5 billion total was outstanding.
5. PROPERTY AND EQUIPMENT, NET
     A summary of property and equipment, net, at December 31 is as follows:

	2005	2004
Land	$745.4	$683.3
Buildings and improvements	1,087.3	1,083.4
Furniture, fixtures and equipment	430.1	394.0

	2,262.8	2,160.7

Less: accumulated depreciation and amortization	(463.2)	(397.3)

	$1,799.6	$1,763.4

6. INTANGIBLE ASSETS, NET
     Intangible assets, net, at December 31 consist of the following:

	2005	2004
Goodwill	$2,984.5	$2,976.3
Franchise rights — indefinite-lived	224.4	220.5
Other intangibles	6.2	11.6

	3,215.1	3,208.4

Less: accumulated amortization	(268.4)	(272.1)

	$2,946.7	$2,936.3

     Goodwill and franchise rights-indefinite-lived are not amortized. Goodwill was amortized until January 1, 2002 when the Company adopted provisions of SFAS 142, “Goodwill and Other Intangible Assets.” Other intangibles with definite lives are amortized primarily over three to sixteen years using a straight-line method.
7. INSURANCE
     Under self-insurance programs, the Company retains various levels of aggregate loss limits, per claim deductibles and claims handling expenses as part of its various insurance programs, including property and casualty and employee medical benefits. Costs in excess of this retained risk per claim may be insured under various contracts with third party insurance carriers. The ultimate costs of these retained insurance risks are estimated by management and by actuarial evaluation based on historical claims experience, adjusted for current trends and changes in claims-handling procedures.
     At December 31, 2005 and 2004 current insurance accruals were included in Other Current Liabilities in the Consolidated Balance Sheets and long-term insurance accruals were included in Other Liabilities in the Consolidated Balance Sheets as follows:

	2005	2004
Insurance accruals — current portion	$43.2	$29.3

Insurance accruals — long-term portion	44.4	38.9

Total insurance accruals	$87.6	$68.2

8. NOTES PAYABLE AND LONG-TERM DEBT
     Notes payable and long-term debt at December 31 are as follows:

	2005	2004
9% senior unsecured notes, net of unamortized discount of $1.8 million and $3.4 million, respectively	$321.7	$443.2

Revolving credit facilities	—	—

Mortgage facilities	153.7	318.1

Other debt	49.6	51.3

	525.0	812.6

Less: current maturities	(40.6)	(14.9)

	$484.4	$797.7

     The Company has 9.0% senior unsecured notes outstanding due August 1, 2008. During 2005 and 2004, the Company repurchased $123.1 million and $3.4 million (face value) of senior unsecured notes at an average price of 110.5% and 114.3% of face value or $136.0 million and $3.9 million, respectively. The $12.9 million and the $.5 million in premium the Company paid for this repurchase plus related deferred costs of $4.5 million and $.1 million, respectively, were recognized as Other Interest Expense in the accompanying 2005 and 2004 Consolidated Income Statements. The senior unsecured notes are guaranteed by substantially all of the Company’s subsidiaries.
     Through July 14, 2005, the Company had two revolving credit facilities with an aggregate borrowing capacity of $500.0 million. A 364-day revolving credit facility, which was scheduled to expire in August 2005, provided borrowing capacity up to $200.0 million at LIBOR-plus 125 basis points. A five-year facility, which was scheduled to expire in August 2006, provided borrowing capacity up to $300.0 million at LIBOR plus 225 basis points. There were no borrowings on these revolving credit facilities during 2005 and 2004. On July 14, 2005, the Company terminated the credit facilities and entered into a new five-year revolving credit facility with an aggregate borrowing capacity of $600.0 million presently at a rate of interest of LIBOR plus 75 basis points. The credit spread charged for the revolving credit facility is impacted by the Company’s senior unsecured credit ratings. The facility is guaranteed by substantially all of the Company’s subsidiaries. The Company has negotiated a letter of credit sublimit as part of its revolving credit facility. The amount available to be borrowed under the revolving credit facility is reduced on a dollar-for-dollar basis by the cumulative amount of any outstanding letters of credit, which totaled $87.6 million at December 31, 2005.
     During 2005, the Company repaid $164.4 million of the outstanding balance under mortgage facilities with certain automotive manufacturers’ captive finance subsidiaries, which includes prepayments totaling $154.0 million. At December 31, 2005, the Company had $153.7 million outstanding under a mortgage facility with various maturities through 2008. The facility bears interest at LIBOR-based interest rates (5.2% and 3.5% weighted average for 2005 and 2004, respectively) and is secured by mortgages on certain of the Company’s store properties.
     The Company’s senior unsecured notes, revolving credit facility and mortgage facility contain numerous customary financial and operating covenants that place significant restrictions on the Company, including the Company’s ability to incur additional indebtedness or repay existing indebtedness, to create liens or other encumbrances, to sell (or otherwise dispose of) assets and merge or consolidate with other entities. The indenture for the Company’s senior unsecured notes places significant restrictions on the Company’s ability to make certain payments (including dividends and share repurchases) and investments. The revolving credit facility also requires the Company to meet certain financial ratios including financial covenants requiring the maintenance of a maximum consolidated cash flow leverage ratio and a maximum capitalization ratio. In addition, the senior unsecured notes contain a minimum fixed charge coverage ratio covenant, and the mortgage facility contains both maximum cash flow leverage ratio and minimum interest coverage ratio covenants. In the event that the Company were to default in the observance or performance of any of the financial covenants in the revolving credit facility or mortgage facilities and such default were to continue beyond any cure period or waiver, the lender under the respective facility could elect to terminate the facility and declare all outstanding obligations under such facility immediately payable. Under the senior unsecured notes, should the Company be in violation of the financial covenants, it could be limited in incurring certain additional indebtedness. The Company’s revolving credit facility, the indenture for the Company’s senior unsecured notes, vehicle floorplan payable facilities and mortgage facilities have cross-default provisions that trigger a default in the event of an uncured default under other material indebtedness of the Company. At December 31, 2005, the Company was in compliance with the requirements of all such financial covenants.

     In the event of a downgrade in the Company’s credit ratings, none of the covenants described above would be impacted. In addition, availability under the revolving credit facility described above would not be impacted should a downgrade in the senior unsecured debt credit ratings occur. Certain covenants in the senior unsecured note indenture would be eliminated with certain upgrades of our senior unsecured notes to investment grade.
     Within the meaning of Regulation S-X, Rule 3-10, AutoNation, Inc. (the parent company) has no independent assets or operations, the guarantees of its subsidiaries are full and unconditional and joint and several, and any subsidiaries other than the guarantor subsidiaries are minor.
     During 2000, the Company entered into a sale-leaseback transaction involving its corporate headquarters facility that resulted in net proceeds of approximately $52.1 million. This transaction was accounted for as a financing, wherein the property remains on the books and continues to be depreciated. The Company has the option to renew the lease at the end of the ten-year lease term subject to certain conditions. The gain on this transaction has been deferred and will be recognized at the end of the lease term, including renewals. At December 31, 2005 and 2004, the remaining obligation related to this transaction of $44.9 million and $46.6 million, respectively, is included in Other Debt in the above table.
     At December 31, 2005, aggregate maturities of notes payable and long-term debt, excluding vehicle floorplan payable, were as follows:

Year Ending December 31:
2006	$40.6
2007	13.0
2008	412.8
2009	21.9
2010	36.7

$525.0

9. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
     The Company is involved, and will continue to be involved, in numerous legal proceedings arising out of the conduct of its business, including litigation with customers, employment related lawsuits, class actions, purported class actions and actions brought by governmental authorities.
     Many of the Company’s Texas store subsidiaries have been named in three class action lawsuits brought against the Texas Automobile Dealers Association (“TADA”) and approximately 700 new vehicle stores in Texas that are members of the TADA. The three actions allege that since January 1994, Texas dealers have deceived customers with respect to a vehicle inventory tax and violated federal antitrust and other laws as well. In April 2002, in two actions (which have been consolidated), the state court certified two classes of consumers on whose behalf the action would proceed. In the federal antitrust case, in March 2003, the federal court conditionally certified a class of consumers. The Company and other defendants appealed the ruling to the Fifth Circuit Court of Appeals, which on October 5, 2004, reversed the class certification order, and remanded the case back to the federal district court for further proceedings. In February 2005, the Company and the plaintiffs in each of the cases agreed to settlement terms. The state settlement, which was approved preliminarily by the state court on December 27, 2005, is contingent upon final court approval, the hearing for which is currently scheduled for June 2006. The claims against the Company in federal court also would be settled contingent upon final approval in the state action. The estimated expense of the settlements is not a material amount and includes the Company’s stores issuing coupons for discounts off future vehicle purchases, refunding cash in certain circumstances, and paying attorneys’ fees and certain costs. Under the terms of the settlements, the Company’s stores would be permitted to continue to itemize and pass through to the customer the cost of the inventory tax. If the settlements are not finally approved, the Company would then vigorously assert available defenses in connection with the TADA lawsuits. Further, the Company may have certain rights of indemnification with respect to certain aspects of these lawsuits. However, an adverse resolution of the TADA lawsuits could result in the payment of significant costs and damages and negatively impact the Company’s ability to itemize and pass through to the customer the cost of the tax in the future, which could have a material adverse effect on the Company’s business, results of operations, financial condition, cash flows and prospects.
     In addition to the foregoing cases, the Company is also a party to numerous other legal proceedings that arose in the conduct of its business. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on its results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on its financial condition, results of operations and cash flows.

Lease Commitments
     The Company leases real property, equipment and software under various operating leases most of which have terms from one to twenty years.
     Expenses under real property, equipment and software leases were $61.9 million, $58.7 million and $69.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. The leases require payment of real estate taxes, insurance and common area maintenance in addition to rent. Most of the leases contain renewal options and escalation clauses.
     Future minimum lease obligations under non-cancelable real property, equipment and software leases with initial terms in excess of one year at December 31, 2005 are as follows:

Year Ending December 31:
2006	$61.6
2007	53.3
2008	49.4
2009	41.5
2010	35.4
Thereafter	246.2

487.4
Less: sublease rentals	(16.9)

$470.5

     In September 2005, the EITF reached a consensus on issue EITF 05-06, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination.” EITF 05-06 requires that leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term or that are acquired in the business combination should be amortized over the shorter of the useful life of the assets or a term that includes the required lease periods and renewals that are deemed to be reasonable assured as of the date the leasehold improvements are purchased or the date of acquisition, as applicable. EITF 05-06 is effective the first reporting period beginning after June 29, 2005. The adoption of EITF 05-06 did not have a material impact on the Company’s consolidated financial statements.
     In October 2005, the FASB issued FASB Staff Position (“FSP”) No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period.” FSP No. FAS 13-1 requires rental costs associated with operating leases that are incurred during a construction period to be recognized as rental expense. FSP No. FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and is not expected to have a material impact on the Company’s consolidated financial statements.
Other Matters
     The Company, acting through its subsidiaries, is the lessee under many real estate leases that provide for the use by the Company’s subsidiaries of their respective dealership premises. Pursuant to these leases, the Company’s subsidiaries generally agree to indemnify the lessor and other related parties from certain liabilities arising as a result of the use of the leased premises, including environmental liabilities, or a breach of the lease by the lessee. Additionally, from time to time, the Company enters into agreements with third parties in connection with the sale of assets or businesses in which it agrees to indemnify the purchaser or related parties from certain liabilities or costs arising in connection with the assets or business. Also, in the ordinary course of business in connection with purchases or sales of goods and services, the Company enters into agreements that may contain indemnification provisions. In the event that an indemnification claim is asserted, liability would be limited by the terms of the applicable agreement.
     From time to time, primarily in connection with dispositions of automotive stores, the Company’s subsidiaries assign or sublet to the dealership purchaser the subsidiaries’ interests in any real property leases associated with such stores. In general, the Company’s subsidiaries retain responsibility for the performance of certain obligations under such leases to the extent that the assignee or sublessee does not perform, whether such performance is required prior to or following the assignment or subletting of the lease. Additionally, the Company and its subsidiaries generally remain subject to the terms of any guarantees made by the Company and its subsidiaries in connection with such leases. Although the Company generally has indemnification rights against the assignee or sublessee in the event of non-performance under these leases, as well as certain defenses, and the Company presently has no reason to believe that it or its subsidiaries will be called on to perform under any such assigned leases or subleases, the Company estimates that lessee rental payment obligations during the remaining terms of these leases are approximately $70 million at December 31, 2005. The Company and its subsidiaries also may be called on to perform other obligations under these leases, such as environmental remediation of the leased premises or repair of the leased premises upon termination of the lease, although the Company presently has no reason to believe that it or its subsidiaries will be called on to so perform and such obligations cannot be quantified at this time. The Company’s exposure under these leases is difficult to estimate and there can be no assurance that any performance of the Company or its subsidiaries required under these leases would not have a material adverse effect on the Company’s business, financial condition and cash flows.
     At December 31, 2005, surety bonds, letters of credit and cash deposits totaled $120.3 million, including $87.6 million of letters of credit. In the ordinary course of business, the Company is required to post performance and surety bonds, letter of credit, and/or cash deposits as financial guarantees of the Company’s performance. The Company does not currently provide cash collateral for outstanding letters of credit.
     In the ordinary course of business, the Company is subject to numerous laws and regulations, including automotive, environmental, health and safety and other laws and regulations. The Company does not anticipate that the costs of such compliance will have a material adverse effect on its business, consolidated results of operations, cash flows or financial condition, although such outcome is possible given the nature of the Company’s operations and the extensive legal and regulatory framework applicable to its business. The Company does not have any material known environmental commitments or contingencies.
10. SHAREHOLDERS’ EQUITY
     A summary of yearly repurchase activity follows:

		Aggregate
Year Ended December 31:	Shares Repurchased	Purchase Price
2005	11.8	$237.1
2004	14.1	$236.8
2003	39.2	$575.2
     As of December 31, 2005, the Company has $71.3 million available for share repurchases under the repurchase program authorized by the Company’s Board of Directors. Future share repurchases are subject to limitations contained in the indenture relating to the Company’s senior unsecured notes.
     In 2004 and 2003, the Company’s Board of Directors authorized the retirement of 20 million and 50 million treasury shares, respectively, which assumed the status of authorized but unissued shares. This had the effect of reducing treasury stock and issued common stock, which includes treasury stock. The Company’s outstanding common stock, net of treasury stock, was not impacted by the treasury share retirements. The Company’s common stock, additional paid-in capital and treasury stock accounts have been adjusted accordingly. There was no impact to shareholders’ equity.
     The Company has 5.0 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.
     During 2005, 2004 and 2003, proceeds from the exercise of stock options were $112.8 million, $94.2 million and $118.1 million, respectively.
11. STOCK OPTIONS
     The Company has various stock option plans under which options to purchase shares of common stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to or above the closing market price of the common stock on the trading day immediately prior to the date of grant. Generally, options granted will have a term of 10 years from the date of grant, and will vest in increments of 25% per year over a four-year period on the yearly anniversary of the grant date.

     A summary of stock option transactions is as follows for the years ended December 31:

	2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Options outstanding at beginning of year	36.0	$14.68	42.9	$13.71	53.5	$12.85
Granted	2.6	$21.40	2.8	$16.87	3.2	$16.49
Exercised	(9.8)	$11.55	(8.7)	$10.88	(10.9)	$10.82
Canceled	(.8)	$15.36	(1.0)	$12.99	(2.9)	$11.71

Options outstanding at end of year	28.0	$16.39	36.0	$14.68	42.9	$13.71

Options exercisable at end of year	22.0	$15.91	28.5	$14.64	32.5	$14.14
Options available for future grants	15.7		18.5		20.2
     The following table summarizes information about outstanding and exercisable stock options at December 31, 2005:

	Outstanding			Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Exercise Price or		Contractual	Exercise		Exercise
Range of Exercise Prices	Shares	Life (Yrs.)	Price	Shares	Price
$3.78- $5.66	.1	1.0	$4.14	.1	$4.14
$5.67-$7.56	1.9	3.7	$6.87	1.9	$6.87
$7.57-$11.34	3.0	4.6	$10.96	2.9	$10.96
$11.35-$15.12	9.4	3.3	$13.17	8.6	$13.26
$15.13-$18.90	4.4	7.7	$16.91	1.7	$16.98
$18.91-$22.68	4.9	5.6	$20.83	2.5	$20.15
$22.69-$34.02	4.3	.9	$25.82	4.3	$25.82

	28.0		$16.39	22.0	$15.91

12. INCOME TAXES
     The components of the provision for income taxes from continuing operations for the years ended December 31 are as follows:

	2005	2004	2003
Current:
Federal	$181.2	$149.4	$123.8
State	31.8	23.6	13.5
Federal and state deferred	30.4	63.3	95.0
Change in valuation allowance, net	2.1	.5	8.3
Adjustments and settlements, net	(16.6)	(26.3)	(149.2)

Provision for income taxes	$228.9	$210.5	$91.4

     A reconciliation of the provision for income taxes calculated using the statutory federal income tax rate to the Company’s provision for income taxes from continuing operations for the years ended December 31 is as follows:

	2005	%	2004	%	2003	%
Provision for income taxes at statutory rate of 35%	$219.4	35.0	$212.5	35.0	$212.7	35.0
Non-deductible expenses	2.3	.4	2.1	.3	1.6	.3
State income taxes, net of federal benefit	21.7	3.5	21.7	3.6	18.6	3.1

	243.4	38.9	236.3	38.9	232.9	38.4
Change in valuation allowance, net	2.1	.3	.5	.1	8.3	1.4
Adjustments and settlements, net	(16.6)	(2.7)	(26.3)	(4.3)	(149.2)	(24.6)
Other, net	—	—	—	—	(.6)	(.2)

Provision for income taxes	$228.9	36.5	$210.5	34.7	$91.4	15.0

     Deferred income tax asset and liability components at December 31 are as follows:

	2005	2004
Deferred income tax assets:

Inventory	$(8.9)	$(6.2)
Receivables reserves	(5.4)	(5.5)
Warranty, chargeback and self-insurance liabilities	(57.1)	(37.6)
Other accrued liabilities	(28.3)	(35.9)
Other, net	(22.6)	(42.6)

Loss carryforwards — Federal & State	(20.2)	(19.2)

	(142.5)	(147.0)

Valuation allowances	14.8	15.6

Deferred income tax liabilities:

Long-lived assets (intangibles and property)	232.4	197.1
Other, net	5.1	7.1

	237.5	204.2

Net deferred income tax (assets) liabilities	$109.8	$72.8

     At December 31, 2005 and 2004, net current deferred income tax assets of $76.4 million and $83.8 million, respectively, are classified as Other Current Assets in the accompanying Consolidated Balance Sheet.

     At December 31, 2005, the Company had available gross domestic state net operating loss carryforwards and capital loss carryforwards totaling approximately $520 million (representing a deferred tax asset of $20.2 million), which expire from 2006 through 2026. At December 31, 2005, the Company had $14.8 million of valuation allowance related to these loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provides valuation allowances to offset portions of deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized. Certain decreases to valuation allowances are offset against intangible assets associated with business acquisitions accounted for under the purchase method of accounting.
     In March 2003, the Company entered into a settlement agreement with the IRS with respect to the tax treatment of certain transactions the Company entered into in 1997 and 1999. Under the agreement, the Company agreed to pay the IRS net aggregate payments of approximately $470 million, which included an initial net payment of approximately $350 million due in March 2004 and three subsequent net payments of approximately $40 million each due March 2005, 2006, and 2007, respectively. As a result of the settlement, the Company recognized an income tax benefit of $127.5 million from the reduction of previously recorded tax liabilities.
     In 2003, the Company made a $366 million prepayment of the initial installment due March 2004, including interest. In 2004, the Company paid the remaining balance due related to the IRS settlement totaling $128.9 million, including accrued interest. The Company recorded interest expense on the IRS tax settlement payables totaling $4.8 million and $12.1 million for the years ended December 31, 2004 and 2003, respectively.
     During 2005, 2004 and 2003, the Company recorded net benefits to the provision for income taxes totaling $14.5 million, $25.8 million and $140.9 million (which includes $127.5 million recognized as a result of an IRS settlement discussed above), respectively, primarily related to the resolution of various income tax matters. The Company also recognized a $110.0 million and $52.2 million gain included in Discontinued Operations in 2005 and 2004, respectively, related to the settlement of various income tax matters. The Company completed the federal income tax audit for the years 1997 though 2001 and a federal income tax audit for 2002 through 2004 is being conducted by the IRS. In addition, the Company is routinely audited by the states in which it does business and remains under examination by various states for the tax years discussed above. The Company could experience additional state and federal tax adjustments over the next eighteen months as it continues to work through various tax matters.
     As a matter of course, the Company is regularly audited by various taxing authorities. From time to time, these audits result in proposed assessments where the ultimate resolution may result in the Company owing additional taxes. The Company believes that its tax positions comply with applicable tax law and that it has adequately provided for these matters. Included in Other Current Liabilities at December 31, 2005 and 2004 are $54.5 million and $181.3 million, respectively, provided by the Company for these matters.
13. EARNINGS PER SHARE
     The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows for the years ended December 31:

	2005	2004	2003
Weighted average shares outstanding used in calculating basic earnings per share	262.7	266.7	279.5
Effect of dilutive options	5.3	5.8	7.5

Weighted average common and common equivalent shares used in calculating diluted earnings per share	268.0	272.5	287.0

     As of December 31, 2005 the Company had employee stock options outstanding of 28.0 million of which 7.2 million have been excluded from the computation of diluted earnings per share since they are anti-dilutive. As of December 31, 2004 and 2003, outstanding employee stock options totaling 9.3 million and 6.6 million, respectively, have been excluded since they were anti-dilutive.

14. DISCONTINUED OPERATIONS
     Discontinued operations are related to stores that were sold or for which the Company has entered into a definitive sale agreement. Generally, the sale of a store is completed within 60 to 90 days after the date of a definitive sale agreement. The accompanying Consolidated Financial Statements for all the periods presented have been adjusted to classify these stores as discontinued operations, including properties identified as held for sale. Also included in results from discontinued operations is a gain from an income tax adjustment related to items previously reported in discontinued operations. Selected income statement data for the Company’s discontinued operations is as follows:

	2005	2004	2003
Total revenue	$495.8	$1,049.9	$1,217.0

Pre-tax (loss) income from discontinued operations	$(16.0)	$(10.8)	$0.5
Pre-tax loss on disposal from discontinued operations	(6.3)	(7.5)	(17.1)

	(22.3)	(18.3)	(16.6)
Income tax benefit	(10.6)	(2.9)	(6.5)

	(11.7)	(15.4)	(10.1)

Income tax adjustment (see Note 12)	110.0	52.2	—
Loss from discontinued operations, net income taxes, related to ANC Rental (see below)	—	—	(12.3)

Income (loss) from discontinued operations, net of income taxes	$98.3	$36.8	$(22.4)

     A summary of the total assets and liabilities of discontinued operations included in Other Current Assets and Other Current Liabilities is as follows:

	December 31,	December 31,
	2005	2004
Inventory	$67.5	$154.0
Other current assets	20.6	25.6
Property and equipment, net	50.2	78.3
Goodwill	16.9	49.0
Other non-current assets	1.1	2.0

Total assets	$156.3	$308.9

Vehicle floorplan payable-trade	$61.8	$144.1
Vehicle floorplan payable-non-trade	1.1	2.2
Other current liabilities	10.7	19.0

Total liabilities	$73.6	$165.3

     Responsibility for the Company’s vehicle floorplan payable at the time of divestiture is assumed by the buyer. Cash received from business divestitures is net of vehicle floorplan payable assumed by the buyer.
     On June 30, 2000, the Company completed the tax-free spin-off of ANC Rental Corporation (“ANC Rental”), which operated its former rental business. In connection with the spin-off, the Company agreed to provide certain guarantees on behalf of ANC Rental. In 2001, ANC Rental filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In 2003, the bankruptcy court approved a settlement agreement among AutoNation, ANC Rental and the Committee of Unsecured Creditors in the bankruptcy.
     Pursuant to the Settlement Agreement, the Company continued to guarantee $29.5 million, and committed guarantee up to an additional $10.5 million, in surety bonds supporting obligations of the rental business until December 2006. In 2004, the Company was released from its $29.5 million guarantee obligation and its remaining $10.5 million surety bond guarantee obligation. This triggered an obligation under the Settlement Agreement for the Company to pay $20 million (one-half of the permanent reduction of the surety bond guarantee obligation), to a trust established for the benefit of the unsecured creditors in the bankruptcy, which payment was made in 2004. The Company had previously incurred a pre-tax charge of $20.0 million ($12.3 million after-tax) for this liability, included in Loss from Discontinued Operations in the accompanying Unaudited Consolidated Income Statements during 2003.

15. OTHER COMPREHENSIVE INCOME (LOSS)
     The changes in the components of other comprehensive income (loss), net of income taxes, are as follows for the years ended December 31:

	2005			2004			2003
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
	Amount	Effect	Amount	Amount	Effect	Amount	Amount	Effect	Amount
Unrealized gains (losses) on cash flow hedges, restricted investments, marketable securities, and interest-only strip receivables	$5.0	$(1.7)	$3.3	$2.6	$(.9)	$1.7	$(12.0)	$4.6	$(7.4)
     The accumulated other comprehensive loss in the accompanying Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) of $1.8 million, $(1.5) million and $(3.2) million at December 31, 2005, 2004 and 2003, respectively, consists primarily of unrealized losses on cash flow hedges.
16. ACQUISITIONS
     The Company acquired various automotive retail franchises and related assets during the years ended December 31, 2005, 2004 and 2003. The Company paid approximately $6.0 million, $194.6 million and $45.6 million, respectively, in cash during 2005, 2004 and 2003 for automotive retail acquisitions. The Company also paid $9.9 million, $3.3 million and $3.2 million during 2005, 2004 and 2003, respectively, in deferred purchase price for certain prior year automotive retail acquisitions. During 2005 and 2004, the Company acquired two and eight automobile retail franchises and other related assets, respectively. At December 31, 2005 and 2004, the Company had accrued approximately $1.0 million and $10.5 million, respectively, of deferred purchase price due to former owners of acquired businesses, which is included in Other Current Liabilities.
     Purchase price allocations for 2005 are tentative and subject to final adjustment due to their closing date. Purchase price allocations for business combinations accounted for under the purchase method of accounting related to continuing operations for the years ended December 31 were as follows:

	2005	2004	2003
Inventory	$6.5	$51.5	$33.3
Property and equipment	.1	48.3	11.6
Goodwill	2.5	55.2	13.3
Franchise rights — indefinite lived	3.9	78.1	22.7
Other intangibles subject to amortization	—	.4	—
Working capital	(.5)	(2.1)	(4.1)
Vehicle floorplan payable trade	(6.5)	(33.6)	(28.0)
Vehicle floorplan payable-non-trade	—	(3.0)	(2.7)
Other liabilities	—	(.2)	(.5)

	6.0	194.6	45.6
Cash paid in deferred purchase price	9.9	3.3	3.2

Cash used in business acquisitions, net of cash acquired	$15.9	$197.9	$48.8

     Responsibility for the vehicle floorplan payable is assumed by the Company in acquisition transactions. Typically, the Company refinances the vehicle floorplan payable, in which case the initial refinancing is accounted for as a vehicle floorplan payable-non-trade. The Company anticipates that all of the goodwill recorded in 2005 and 2004 will be deductible for federal income tax purposes.
     The Company’s unaudited pro forma consolidated results of continuing operations assuming 2005 and 2004 acquisitions had occurred at January 1, 2004 are as follows for the years ended December 31:

	2005	2004
Revenue	$18,983.8	$18,876.4
Net income	$496.9	$438.6
Diluted earnings per share	$1.85	$1.61

     The unaudited pro forma results of continuing operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of the beginning of each period presented.
     In March 2006, the Company completed the acquisition of a Mercedes-Benz dealership in Pompano Beach, Florida. The Company also signed a separate agreement in January 2006 to acquire certain rights to establish a new Mercedes-Benz dealership in Palm Beach County, Florida.
17. RELATED PARTY TRANSACTIONS
     The following is a summary of significant agreements and transactions among certain related parties and the Company. It is the Company’s policy that transactions with affiliated parties must be entered into in good faith on fair and reasonable terms that are no less favorable to the Company than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Based on the Company’s experience, it believes that all of the transactions described below met that standard at the time the transactions were effected.
     In connection with the Company’s spin-off of ANC Rental in June 2000, the Company entered into certain agreements and arrangements with ANC Rental. J.P. Bryan, a Company Director, and H. Wayne Huizenga, a former Company Director, were directors of ANC Rental from July 2000 until October 2003. ANC Rental agreed to buy automotive parts from the Company following the spin-off, and paid the Company approximately $3.0 million for parts purchases made during 2003. See further information in Note 14, Discontinued Operations.
18. CASH FLOW INFORMATION
     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions is excluded from the accompanying Consolidated Statements of Cash Flows.
     The Company made interest payments of approximately $187.2 million, $152.4 million, and $132.4 million for the years ended December 31, 2005, 2004 and 2003, respectively, including interest on vehicle inventory financing. The Company made income tax payments of approximately $43.4 million, $253.4 million and $471.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. The tax payments for 2004 include prepayments of the IRS settlement totaling $128.9 million as further discussed in Note 12, Income Taxes, of Notes to Consolidated Financial Statements. In February 2006, the Company made estimated state tax and federal tax payments totaling approximately $100 million, primarily related to provisions for the third and fourth quarter of 2005.
19. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.
     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
•	Cash and cash equivalents, trade and manufacturer receivables, other current assets, vehicle floorplan payable, accounts payable, other current liabilities and variable rate debt: The amounts reported in the accompanying Consolidated Balance Sheets approximate fair value due to their short-term nature.

•	Fixed rate debt: The fair value of fixed rate debt is based on borrowing rates currently available to the Company for debt with similar terms and maturities. At December 31, 2005 and 2004, the carrying amounts of the Company’s fixed rate debt primarily consisting of amounts outstanding under the Company’s senior unsecured notes, totaled $371.3 million and $494.5 million, respectively, with a fair value of $398.5 million and $561.5 million, respectively.

20. BUSINESS AND CREDIT CONCENTRATIONS
     The Company owns and operates franchised automotive stores in the United States pursuant to franchise agreements with vehicle manufacturers. Franchise agreements generally provide the manufacturers or distributors with considerable influence over the operations of the store. The success of any franchised automotive dealership is dependent, to a large extent, on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers or distributors of which the Company holds franchises. At December 31, 2005 and 2004, the Company had receivables from manufacturers or distributors of $174.8 million and $170.8 million, respectively. Additionally, a large portion of the Company’s Contracts-in-Transit included in Accounts Receivable are due from automotive manufacturers’ captive finance subsidiaries which provide financing directly to the Company’s new and used vehicle customers.
     The Company purchases substantially all of its new vehicles from various manufacturers or distributors at the prevailing prices available to all franchised dealers. Additionally, the Company finances its new vehicle inventory primarily with automotive manufacturers’ captive finance subsidiaries. The Company’s sales volume could be adversely impacted by the manufacturers’ or distributors’ inability to supply the stores with an adequate supply of vehicles and related financing.
     Concentrations of credit risk with respect to non-manufacturer trade receivables are limited due to the wide variety of customers and markets in which the Company’s products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at December 31, 2005, the Company does not consider itself to have any significant non-manufacturer concentrations of credit risk.
21. QUARTERLY INFORMATION (UNAUDITED)
     The Company’s operations generally experience higher volumes of vehicle sales and service in the second and third quarters of each year in part due to consumer buying trends and the introduction of new vehicle models. Also, demand for cars and light trucks is generally lower during the winter months than in other seasons, particularly in regions of the United States where stores may be subject to adverse winter weather conditions. Accordingly, the Company expects revenue and operating results generally to be lower in the first and fourth quarters as compared to the second and third quarters. However, revenue may be impacted significantly from quarter to quarter by actual or threatened severe weather events, and by other factors unrelated to weather conditions, such as changing economic conditions and automotive manufacturer incentive programs.
     The following is an analysis of certain items in the Consolidated Income Statements by quarter for 2005 and 2004:

		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter
Revenue	2005	$4,489.7	$4,944.0	$5,110.0	$4,428.5
	2004	$4,448.9	$4,717.1	$4,844.4	$4,673.8

Operating income	2005	$199.1	$210.5	$219.3	$179.2
	2004	$181.8	$194.9	$193.6	$192.0

Income from continuing operations(2)	2005	$89.0	$106.9	$120.5	$81.8
	2004	$88.9	$96.5	$95.3	$116.1

Net income(2)(3)	2005	$97.0	$194.8	$129.4	$75.3
	2004	$87.3	$92.1	$92.4	$161.8

Basic earnings per share from continuing operations(1)	2005	$.34	$.41	$.46	$.31
	2004	$.33	$.36	$.36	$.44

Diluted earnings per share from continuing operations(1)	2005	$.33	$.40	$.45	$.31
	2004	$.32	$.35	$.35	$.43

(1)	Quarterly basic and diluted earnings per share from continuing operations may not equal total earnings per share for the year as reported in the Consolidated Income Statements due to the effect of the calculation of weighted average common stock equivalents on a quarterly basis.

(2)	Fourth quarter 2004 income from continuing operations and net income were impacted by a $24.6 million benefit from income tax adjustments.

(3)	Second quarter 2005 net income was impacted by a $95.7 million gain included in discontinued operations related to the resolution of various income tax matters.

     The following table sets forth, for the periods indicated, the high and low prices per share of the Company’s Common Stock as reported by the New York Stock Exchange:

	HIGH	LOW
2005
Fourth Quarter	$22.84	$18.44
Third Quarter	$22.54	$19.57
Second Quarter	$21.69	$17.91
First Quarter	$20.05	$18.35

2004
Fourth Quarter	$19.33	$16.24
Third Quarter	$17.22	$15.15
Second Quarter	$17.69	$15.01
First Quarter	$18.37	$16.06